                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                              HOMESERVICES.COM INC.
                                       AT
                          $17.00 NET PER SHARE IN CASH
                                       BY
                             HMSV ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF
                       MIDAMERICAN ENERGY HOLDINGS COMPANY

--------------------------------------------------------------------------------
  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON MONDAY, SEPTEMBER 24, 2001, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

     The Offer is conditioned upon, among other things, there having been validly tendered and not withdrawn prior to the expiration date at least that number of shares of common stock, par value $.01 per share, of HomeServices.Com Inc. (1) that would, when aggregated with the shares owned directly or indirectly by MidAmerican Energy Holdings Company, represent at least 90% of all shares of common stock then outstanding (the "90% Condition") and (2) that represent at least a majority of the total number of common shares outstanding on the date shares are accepted for payment that are not held by MidAmerican Energy Holdings Company, its affiliates and the directors and executive officers of HomeServices.Com Inc. (the "Public Stockholder Condition," and together with the 90% Condition, the "Minimum Conditions"). The Offer is also subject to certain other conditions. See "THE TENDER OFFER -- Section 12 -- Certain Conditions to the Offer."

     The Offer is not conditioned on the availability of financing or on the approval of the Board of Directors of HMSV or any committee thereof.

     MidAmerican Energy Holdings Company currently beneficially owns 7,279,100 shares of common stock, representing approximately 83.45% of the outstanding shares of common stock as of July 31, 2001.

                                    IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's shares should either (1) complete and sign the enclosed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile thereof) and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such shares along with the Letter of Transmittal to the Depositary or tender such shares pursuant to the procedures for book-entry transfer set forth in this Offer to Purchase under "THE TENDER OFFER -- Section 3 -- Procedures for Tendering Shares" or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such shares.

     Any stockholder who desires to tender shares and whose certificates evidencing such shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such shares by following the procedures for guaranteed delivery set forth in this Offer to Purchase under "THE TENDER OFFER -- Section 3 -- Procedures for Tendering Shares."

     Questions and requests for assistance may be directed to MacKenzie Partners, Inc. (the "Information Agent") at the address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to the Information Agent. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                                 -----------

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

August 27, 2001

                                TABLE OF CONTENTS
                                -----------------

                                                                                             PAGE
                                                                                            -----
SUMMARY TERM SHEET ......................................................................     1
INTRODUCTION ............................................................................     5
SPECIAL FACTORS .........................................................................     8
 1. Background of the Offer .............................................................     8
 2. Fairness of the Offer and the Merger ................................................     9
 3. Certain Projections Provided to MEHC and Purchaser ..................................    12
 4. Certain Conflicts of Interests ......................................................    13
 5. Forward-Looking Statements ..........................................................    13
 6. Purpose, Structure and Material Conditions of the Offer and the Merger; Reasons for
   the Offer and the Merger .............................................................    13
 7. Plans for HMSV after the Offer and the Merger; Certain Effects of the Offer .........    14
 8. Appraisal Rights in the Merger ......................................................    17
 9. Beneficial Ownership of Common Stock by Certain Persons .............................    19
 10. Transactions and Arrangements Concerning the Shares ................................    21
 11. Related Party Transactions .........................................................    21
THE TENDER OFFER ........................................................................    23
 1. Terms of the Offer; Expiration Date .................................................    23
 2. Acceptance for Payment of and Payment for Shares ....................................    24
 3. Procedures for Tendering Shares .....................................................    25
 4. Withdrawal Rights ...................................................................    27
 5. Certain United States Federal Income Tax Consequences ...............................    28
 6. Price Range of Shares; Dividends ....................................................    29
 7. Certain Information Concerning HMSV .................................................    29
 8. Certain Information Concerning MEHC and Purchaser ...................................    30
 9. Source and Amount of Funds ..........................................................    31
 10. Certain Effects of the Offer on the Market for the Shares ..........................    31
 11. Fees and Expenses ..................................................................    33
 12. Certain Conditions to the Offer ....................................................    33
 13. Certain Legal Matters ..............................................................    35
 14. Miscellaneous ......................................................................    37
SCHEDULE I ..............................................................................    S-1
EXCERPTS FROM THE DELAWARE GENERAL CORPORATION LAW OF THE
 STATE OF DELAWARE; TITLE 8. CORPORATIONS SUBCHAPTER IX. MERGER,
 CONSOLIDATION OR CONVERSION SECTION 262 APPRAISAL RIGHTS ...............................    A-1

                               SUMMARY TERM SHEET

     The following are some of the questions that you, as a stockholder of HomeServices.Com Inc., or HMSV, may have and answers to those questions. We urge you to read carefully the remainder of this offer to purchase and the accompanying letter of transmittal because the information in this summary is not complete and additional important information is contained in these documents.


WHO IS OFFERING TO BUY MY SECURITIES?

     The offer to purchase all of the outstanding shares of common stock of HMSV for $17.00 per share in cash is being made by HMSV Acquisition Corp., a Delaware corporation, which was formed in August 2001 by MidAmerican Energy Holdings Company, or MEHC, to acquire 100% of the outstanding common stock of HMSV through the cash tender offer and a subsequent merger of HMSV with HMSV Acquisition Corp. MEHC beneficially owns 7,279,100 shares of HMSV's common stock, representing approximately 83.45% of HMSV's outstanding voting stock as of July 31, 2001. Directors and executive officers of MEHC currently constitute a majority of the members of the HMSV Board of Directors. See "THE TENDER OFFER -- Section 8 -- Certain Information Concerning MEHC and Purchaser."


WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

     We are seeking to purchase all of HMSV's outstanding shares of common stock. See "INTRODUCTION."


HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

     We are offering to pay $17.00 per share, net to you in cash, less any amounts required by law to be withheld and paid to governmental entities. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See "INTRODUCTION" and "THE TENDER OFFER -- Section 3 -- Procedures for Tendering Shares."


DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     MEHC, which intends to use cash on hand and to draw down a portion of its existing line of credit, has committed to provide HMSV Acquisition Corp. with sufficient cash to purchase all shares validly tendered and not properly withdrawn in the offer and will provide funding for HMSV Acquisition Corp.'s merger with and into HMSV, which is expected to follow the successful completion of the offer. The offer is not conditioned upon any financing arrangements. See "THE TENDER OFFER -- Section 9 -- Source and Amount of Funds" and "-- Section 12 -- Certain Conditions to the Offer."


HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     You will have until 12:00 midnight, New York City time, on Monday, September 24, 2001 to decide whether to tender your shares in the offer and deliver the required documents unless the offer is extended by us. If you own your shares through a broker or other nominee, then you will need to decide whether to tender your shares in the offer and properly instruct your broker or nominee so that your broker or nominee can validly tender your shares by that time. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this offer to purchase. See "THE TENDER OFFER -- Section 3 -- Procedures for Tendering Shares."


CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

     We can extend the offer and we may extend the offer from time to time if any conditions to the offer have not been satisfied. We may be required to extend the offer if we change the offer price or are required to disclose additional material information to the extent required by law. See "THE TENDER OFFER -- Section 1 -- Terms of the Offer; Expiration Date."

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     If we extend the offer, we will inform Computershare Trust Company of New York, which is the depositary for the offer, of that fact and will make a public announcement of the extension, prior to 9:00 a.m., New York City time, on the day after the day on which the offer was scheduled to expire. See "THE TENDER OFFER -- Section 1 -- Terms of the Offer; Expiration Date."


HOW DO I TENDER MY SHARES?

     To tender your shares, you must deliver the certificates evidencing your shares, together with a completed letter of transmittal, to the depositary for the offer, prior to the time the offer expires. If your shares are held in street name (that is, through a broker, dealer or other nominee), your shares can be tendered by your nominee through The Depository Trust Company's Automated Tender Offer Program. If you cannot deliver a required item to the depositary by the expiration of the offer, you may get a little extra time to do so by having a broker, bank or other fiduciary who is a member of the Securities Transfer Agent Medallion Program or other eligible institution guarantee that the missing items will be received by the depositary within three NASDAQ trading days after the date of execution of a notice of guaranteed delivery. However, the depositary must receive the missing items within that three-day trading period. See "THE TENDER OFFER -- Section 3 -- Procedures for Tendering Shares."


UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

     You can withdraw previously tendered shares at any time until the offer has expired and, if we have not agreed to accept your shares for payment by October 26, 2001, you can withdraw them at any time after such time until we do accept your shares for payment. See "THE TENDER OFFER -- Section 1 -- Terms of the Offer; Expiration Date" and "-- Section 4 -- Withdrawal Rights."


HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     To properly withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. See "THE TENDER OFFER -- Section 4 -- Withdrawal Rights."


WHAT ARE THE PRINCIPAL CONFLICTS OF INTEREST RAISED BY THIS OFFER AND WHAT IS BEING DONE ABOUT THEM?

     MEHC owns 7,279,100 shares of HMSV common stock, representing approximately 83.45% of HMSV's outstanding voting stock as of July 31, 2001. Directors and executive officers of MEHC currently constitute a majority (five) of the eight members of the HMSV Board of Directors, two of whom, Messrs. Gregory E. Abel and David L. Sokol, are directors and executive officers of MEHC, two of whom, Messrs. Richard R. Jaros and W. David Scott, are directors of MEHC and one of whom, Mr. Patrick J. Goodman, is an executive officer of MEHC. Each of Messrs. Gregory E. Abel, W. David Scott and David L. Sokol is also a stockholder of MEHC. In addition, HMSV and MEHC have entered into a services agreement under which MEHC provides management, advisory, legal, treasury, employee benefit plan and insurance administration and other services to HMSV for a monthly fee of $50,000 plus reimbursement for reasonable employee and out-of-pocket expenses incurred by MEHC in connection with providing these services.

     Because of these significant conflicts of interest, when the HMSV Board of Directors was advised on August 22, 2001 that MEHC intended to make the offer, HMSV's Board of Directors established a committee of the remaining directors who are not directors, officers or shareholders of MEHC, consisting of Messrs. Jack W. Frost, R. Michael Knapp and Ronald J. Peltier, each of whom is an executive officer of HMSV and a holder of HMSV common stock and/or options to purchase HMSV common stock. If not previously exercised, these options to purchase HMSV common stock will remain outstanding after consummation of the offer and the merger, enabling these option holders to continue to participate in the potential earnings growth and potential increase in value of HMSV after the merger. The HMSV directors affiliated with MEHC stated their intention to abstain from any participation in the committee's deliberations regarding the offer. The committee was given authority to consider the offer made by MEHC for purposes of establishing a view as to the fairness of the offer and making a recommendation regarding such offer to the stockholders of HMSV and, if it so elects, to retain independent counsel and an independent financial advisor to assist it with its consideration.

     In addition, it is a condition of the offer that at least a majority of the total number of shares outstanding, excluding shares held by MEHC, its affiliates and the directors and executive officers of HMSV, be validly tendered and not withdrawn, thereby requiring that a majority of the public stockholders have determined to tender their shares in the offer. However, such condition may be waived by MEHC in its sole discretion. If the condition is waived, then the depositary will be notified, a public announcement will be made and the offer will be extended appropriately.


WHAT DO WE THINK OF THE OFFER?

     We and each of our affiliates believe that the offer is fair to the unaffiliated stockholders of HMSV, both financially and procedurally. In part, we believe that the offer is fair because (1) the offer price represents a premium of 38.78% over the reported closing price of HMSV's common stock on August 21, 2001, the last day before the announcement of the offer, a premium of 45.39% over the average closing price of HMSV's common stock for the past six months, and a premium of 49.08% over the average closing price of HMSV's common stock for the past twelve months, (2) the offer price represents a premium of approximately 7% over the present value (calculated at a 10% discount rate) of the year-end 2002 target price of $18.00 per common share which was announced by Lehman Brothers on August 1, 2001 and a premium of approximately 3% over the present value (calculated at a 10% discount rate) of the 12-month target price of $18.00 per common share which was announced by U.S. Bancorp Piper Jaffray Inc. on July 31, 2001 and, additionally, entirely removes the risk that such target prices may not be achieved within the timelines suggested by such analysts, if ever, and (3) the offer price represents a multiple of 11 times the 2000 diluted net income per Share of HMSV, which multiple significantly exceeds the current equivalent trading multiple of 4.83 of HMSV's closest public company comparable (DeWolfe Company). In addition, because it is a condition to the offer that a majority of the unaffiliated stockholders tender their shares in the offer, we believe the offer is procedurally fair to such stockholders. A complete discussion of the reasons for our beliefs can be found under "SPECIAL FACTORS -- Section 2 -- Fairness of the Offer and the Merger."


WHAT ARE THE CONDITIONS TO THE OFFER?

     The offer is subject to the satisfaction of two minimum tender conditions. There must be validly tendered and not withdrawn prior to the expiration date of the offer, that number of shares of HMSV common stock that would, when aggregated with the shares owned by us, represent at least 90% of all shares of HMSV common stock then outstanding. In addition, there must be validly tendered and not withdrawn prior to the expiration date of the offer, that number of shares of HMSV common stock that represent at least a majority of the total number of all shares of HMSV common stock outstanding on the date the shares are accepted for payment that are not shares held by us, our affiliates and the directors and executive officers of HMSV. The offer is not subject to a financing condition or on the approval or recommendation of the HMSV Board of Directors or any committee thereof. The offer is subject to the satisfaction of certain other conditions set forth under "THE TENDER OFFER -- Section 12 -- Certain Conditions to the Offer."


WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF NOT ALL THE PUBLICLY TRADED SHARES OF HMSV ARE TENDERED IN THE OFFER?

     If the offer is completed, we intend that HMSV Acquisition Corp. will be merged with and into HMSV. If the 90% condition is met, we will have sufficient ownership to consummate a short form merger which will allow us to complete the merger promptly and without any stockholder vote. If the merger takes place, HMSV will become a privately owned company and, pursuant to the merger, all of the remaining stockholders of HMSV (other than those electing appraisal rights) will receive $17.00 per share in cash (or if a higher price per share is paid in the offer, such higher price). See "SPECIAL FACTORS -- Section 7 -- Plans for HMSV After the Offer and the Merger; Certain Effects of the Offer."

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     If the merger described above takes place, stockholders not tendering their shares in the offer will receive the same amount of cash per share in the merger which they would have received had they tendered their shares in the offer, or they may exercise appraisal rights. Therefore, if the merger takes place and you do not exercise your appraisal rights, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares in the offer. If you have not tendered your shares in the offer, the merger is consummated and you (or the record stockholder of your shares) have exercised appraisal rights, you will have the right under Delaware law to an appraisal of, and to receive payment in cash for the fair value of, your shares. However, if the 90% condition is not satisfied or if for some other reason the merger does not take place, and if we nonetheless elect to purchase all the tendered shares, there may be so few remaining stockholders and publicly held shares that the shares will no longer be eligible to be quoted on the NASDAQ National Market, or any other securities market, there may not be a public trading market for the shares and HMSV may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with SEC rules relating to publicly held companies. See "SPECIAL FACTORS -- Section 7 -- Plans for HMSV After the Offer and the Merger; Certain Effects of the Offer" and "-- Section 8 -- Appraisal Rights in the Merger."


WILL I HAVE APPRAISAL RIGHTS?

     No appraisal rights are available to you in connection with the offer. However, if the merger is consummated, record stockholders of HMSV who have not tendered their shares will have certain rights under Delaware law to an appraisal of, and to receive payment in cash for the fair value of, their shares. If you are not a record stockholder, the person or firm who is the record stockholder of your shares must exercise appraisal rights for you. See "SPECIAL FACTORS -- Section 8 -- Appraisal Rights in the Merger."


WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     On August 21, 2001, the last day before we publicly announced that we intended to commence this tender offer, the last sale price of the shares quoted on the NASDAQ National Market was $12.25 per share. We advise you to obtain a recent quotation for the shares in deciding whether to tender your shares. See "THE TENDER OFFER -- Section 6 -- Price Range of Shares; Dividends."


WHAT ARE THE PRINCIPAL TAX CONSEQUENCES OF TENDERING SHARES?

     The receipt of cash for shares pursuant to the offer will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. In general, if you sell shares pursuant to the offer you will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and your adjusted tax basis in the shares sold pursuant to the offer. If the shares exchanged constitute capital assets in your hands, such gain or loss will be capital gain or loss. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 20% if the shares were held for more than one year, and if held for one year or less they will be subject to tax at ordinary income tax rates. YOU SHOULD CONTACT YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF YOUR TENDERING YOUR SHARES. See "THE TENDER OFFER -- Section 5 -- Certain United States Federal Income Tax Consequences."


WILL I HAVE TO PAY A STOCK TRANSFER TAX IF I TENDER MY SHARES?

     If you instruct the depositary in the letter of transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax.


WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

     You can call the information agent to help answer your questions. The information agent is MacKenzie Partners, Inc. See the back cover of this offer to purchase for its contact information.

To the Holders of Common Stock
of HomeServices.Com Inc.:

                                  INTRODUCTION

     HMSV Acquisition Corp., a Delaware corporation ("Purchaser"), hereby offers to purchase all of the outstanding shares of common stock, par value $.01 per share (the "Shares"), of HomeServices.Com Inc., a Delaware corporation ("HMSV"), at $17.00 per Share, net to the seller in cash (the "Offer Price"), less any amounts required by law to be withheld and paid to governmental entities, upon the terms and subject to the conditions set forth in this offer to purchase (the "Offer to Purchase") and in the related letter of transmittal (the "Letter of Transmittal") (which together constitute the "Offer"). The Shares will include the associated rights to purchase Series A Junior Participating Preferred Stock of HMSV (the "Rights") issued pursuant to that certain Rights Agreement, dated as of October 14, 1999, between HMSV and ChaseMellon Shareholder Services, L.L.C. Unless the context otherwise requires, all references herein to Shares will include the Rights.

     Purchaser, which was formed solely for the purpose of making the Offer, is a wholly owned subsidiary of MidAmerican Energy Holdings Company ("MEHC"), an Iowa corporation. MEHC owns 7,279,100 Shares, representing approximately 83.45% of HMSV's outstanding voting stock as of July 31, 2001. Messrs. Gregory E. Abel, Patrick J. Goodman, Richard R. Jaros, W. David Scott and David L. Sokol, who constitute a majority of the members of the Board of Directors of HMSV (the "Board"), are also directors and/or executive officers of Purchaser and/or MEHC and, in certain cases, shareholders of MEHC. Upon acquiring at least 90% of the outstanding Shares, MEHC would have the power to cause HMSV to engage in a merger or other business combination without the affirmative vote of any other stockholder. Such representation on the Board and such ownership interest, however, do not give MEHC or Purchaser the power to compel any stockholder of HMSV to accept the Offer.

     On August 22, 2001, MEHC notified the Board and publicly announced its intention to commence the Offer to give HMSV's stockholders the opportunity to receive the Offer Price, which MEHC believes represents a fair price for the Shares for the reasons described below under "SPECIAL FACTORS -- Section 2 -- Fairness of the Offer and the Merger." The Offer and the Merger have not been approved by HMSV, the Board or any committee thereof. To the best knowledge of MEHC and Purchaser, no director or executive officer of HMSV (other than those directors who are also affiliates of MEHC) has made any recommendation with respect to the Offer or the Merger. However, under the rules promulgated by the SEC, HMSV will be required to advise the HMSV stockholders whether it recommends acceptance or rejection of the Offer, expresses no opinion and is remaining neutral with respect to the Offer or is unable to take a position with respect to the Offer. Each stockholder should make its own determination as to whether to accept or reject the Offer.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, SATISFACTION OF THE MINIMUM CONDITIONS. SEE "THE TENDER OFFER -- SECTION 12 -- CERTAIN CONDITIONS TO THE OFFER." PURCHASER RESERVES THE RIGHT (BUT SHALL NOT BE OBLIGATED) TO WAIVE ANY OR ALL CONDITIONS TO THE OFFER, INCLUDING ONE OR BOTH OF THE MINIMUM CONDITIONS.

     THIS OFFER IS NOT CONDITIONED UPON THE AVAILABILITY OF FINANCING OR ON THE APPROVAL OR RECOMMENDATION OF THE BOARD OR ANY COMMITTEE THEREOF.

     According to HMSV's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, as of July 31, 2001, there were 8,722,942 Shares outstanding. Based on that number of Shares outstanding and assuming no exercises of options prior to the expiration of the Offer, except options to purchase 207,248 Shares in aggregate held by Messrs. Gregory E. Abel, Patrick J. Goodman, Richard R. Jaros, W. David Scott and David L. Sokol, all of which will be exercisable prior to the expiration date of the Offer, MEHC and Purchaser currently believe that (1) approximately 758,071 Shares must be tendered and not withdrawn prior to the expiration date of the Offer to satisfy the 90% Condition and (2) approximately 510,418 Shares must be tendered by stockholders other than MEHC, its affiliates and the directors and executive officers of HMSV and not withdrawn prior to the expiration date of the Offer to satisfy the Public Stockholder Condition. See "SPECIAL FACTORS -- Section 9 -- Beneficial Ownership of Common Stock by Certain Persons."

     After the completion of the Offer, if Purchaser owns at least 90% of the outstanding Shares (assuming the transfer of Shares currently owned by MEHC to Purchaser) and if a majority of the unaffiliated HMSV stockholders tender their Shares in the Offer, MEHC intends to cause Purchaser to be merged with and into HMSV (the "Merger") pursuant to the "short form" merger provisions of Section 253 of the Delaware General Corporation Law (the "DGCL") without the need for a vote or a meeting of the Board, any committee thereof or of the stockholders of HMSV. In such circumstances, MEHC intends to cause the Merger as soon as practicable following consummation of the Offer. Following the Merger, HMSV shall be the surviving corporation (the "Surviving Corporation") and the separate corporate existence of Purchaser shall cease. See "SPECIAL FACTORS --
Section 6 -- Purpose, Structure and Material Conditions of the Offer and the Merger; Reasons for the Offer and the Merger" and "-- Section 7 -- Plans for HMSV After the Offer and the Merger; Certain Effects of the Offer."

     At the effective time of the Merger (the "Effective Time") (1) each issued and outstanding Share (other than Shares owned by HMSV as treasury stock, Shares directly or indirectly owned by Purchaser or MEHC and Shares held by stockholders who have properly exercised appraisal rights under the DGCL (the "Appraisal Shares")) will be converted into and represent the right to receive an amount equal to the Offer Price (the "Merger Consideration") and (2) each share of common stock, par value $.01 per share, of Purchaser (the "Purchaser Common Stock"), then issued and outstanding will be converted into and become one share of common stock of the Surviving Corporation ("Surviving Corporation Common Stock"). See "SPECIAL FACTORS -- Section 6 -- Purpose, Structure and Material Conditions of the Offer and the Merger; Reasons for the Offer and the Merger" and "-- Section 7 -- Plans for HMSV After the Offer and the Merger; Certain Effects of the Offer" for a description of the Merger.

     If MEHC and Purchaser determine to waive the 90% Condition and own less than 90% of the outstanding Shares following consummation of the Offer, consummation of the Merger would require the approval by the Board of an agreement among HMSV, MEHC and Purchaser with respect to the Merger and the adoption of such merger agreement by the holders of at least a majority of the outstanding Shares entitled to vote. If MEHC and Purchaser own less than 90% of the outstanding Shares following consummation of the Offer, they may either (1) promptly use their best efforts to take such steps as are necessary to cause the Merger to be effective pursuant to a merger agreement, which will, if the Shares remain registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), require filing with the Securities and Exchange Commission (the "SEC") certain disclosure materials prior to the adoption of the Merger by HMSV's stockholders; (2) cause HMSV to seek to delist the Shares from trading on the NASDAQ National Market; or (3) for an indeterminate period, engage in certain open market or privately negotiated purchases at prices, which may be greater or less than the Offer Price, to increase MEHC and Purchaser's combined ownership to at least 90% of the outstanding Shares, so as to enable Purchaser to effect the Merger as a "short form" merger. As a consequence, no assurance can be given as to whether or when the Merger will be consummated, and similarly, no assurance can be given as to whether or when the Merger Consideration will be paid to stockholders who do not tender their Shares in the Offer. IN NO EVENT WILL ANY INTEREST BE PAID ON THE MERGER CONSIDERATION. See "SPECIAL FACTORS -- Section 6 -- Purpose, Structure and Material Conditions of the Offer; Reasons for the Offer and the Merger" and "--
Section 7 -- Plans for HMSV After the Offer and the Merger; Certain Effects of the Offer."

     MEHC and the Purchaser have been advised by HMSV that, as of July 31, 2001, the directors, executive officers and employees of HMSV, as a group, held options to purchase approximately 1,970,016 Shares, of which, as a group, Messrs. Jack W. Frost, R. Michael Knapp and Ronald J. Peltier held options to purchase 1,150,000 Shares. Purchaser is not offering to acquire these options in the Offer. Each holder of an option that is vested or becomes vested prior to the expiration of the Offer may exercise such option prior to the expiration of the Offer and the Shares received upon such exercise may be tendered pursuant to the Offer. Pursuant to the terms of the HMSV 1999 Equity Incentive Plan, options which remain unexercised or unvested after the consummation of the Offer and the Merger will remain outstanding. It is MEHC's present intention to amend the terms of the HMSV 1999 Equity Incentive Plan or these options and/or seek to enter into stockholders' agreements with option holders after the consummation of the Merger to reflect appropriately the fact that such options would be exercisable into equity of the

Surviving Corporation, which will be a privately held entity, including providing for an annual valuation or appraisal procedure of the private company and the grant of certain put rights, entitling the persons holding options to sell any Surviving Corporation stock held by them upon exercise of such options to the Surviving Corporation under certain conditions.


     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Purchaser will pay all charges and expenses of MacKenzie Partners, Inc. as the Information Agent and Computershare Trust Company of New York as the Depositary (the "Depositary"), incurred in connection with the Offer.


     Stockholders are urged to read this Offer to Purchase and the related Letter of Transmittal carefully before deciding whether to tender their Shares.

                                 SPECIAL FACTORS


1.   BACKGROUND OF THE OFFER

     HMSV commenced operations in the commercial real estate brokerage business in May 1998 with its acquisition of Iowa Realty and Edina Realty and began to operate under its current Delaware holding company structure in July 1999. On October 7, 1999, a subsidiary of MEHC, MidAmerican Realty Services Company, merged with and into HMSV, resulting in MEHC owning 95.2% of HMSV. On October 8, 1999, HMSV offered its shares of common stock to the public in an initial public offering at a price of $15.00 per Share. The Shares are currently listed on the NASDAQ National Market. Upon the consummation of the initial public offering, MEHC beneficially owned approximately 65% of the outstanding Shares of HMSV. MEHC sold 1,062,500 Shares to the public as a selling stockholder in the initial public offering. See "THE TENDER OFFER -- Section 7 -- Certain Information Concerning HMSV."

     The majority of the Board has consisted of directors affiliated with MEHC since MEHC purchased its HMSV shares of common stock. Each year since the MEHC acquisition, prior to the annual meeting of HMSV stockholders, Mr. David L. Sokol, as Chairman of the Board and Chairman and Chief Executive Officer of MEHC, in consultation with HMSV's Chief Executive Officer, Ronald J. Peltier, has proposed to the Board names of nominees to serve as directors on the Board for submission to the vote of the stockholders.

     MEHC believes that the Shares were not as well-distributed in the initial public offering as it had anticipated, ultimately resulting in an unexpectedly small public float, low trading volumes and in the lead underwriter, U.S. Bancorp Piper Jaffray Inc. ("Bancorp"), reacquiring a substantial number of Shares for its own account, presumably as a result of its market making activities during the months following the initial public offering. As Bancorp was apparently unable subsequently to resell such Shares in the market on adequate terms, Bancorp from time to time approached MEHC and/or HMSV and requested that MEHC and/or HMSV purchase some of its Shares. As a result, on April 14, 2000, MEHC purchased 500,000 Shares at a price of $8.375 per Share from Bancorp, and on October 12, 2000, HMSV repurchased 1,700,000 Shares from Bancorp at $10.50 per Share. After these acquisitions, MEHC beneficially owned approximately 83.45% of the outstanding Shares.

     Despite the fact that HMSV has met or exceeded most operating and financial performance expectations of stock analysts, the trading price of the Shares has been disappointing to MEHC since the initial public offering. For example, HMSV's financial results for the six months ended June 30, 2001, which were announced on July 30, 2001, exceeded analysts' expectations with earnings per Share increasing 35% over the prior year's comparable period. However, as of the market close on August 21, 2001, the day prior to the announcement of the Offer, the price of the Shares had increased only 9.87% from the market close on July 30, 2001. The Shares have not traded above the $15.00 initial public offering price since February 11, 2000, and the average closing price since the initial public offering through August 21, 2001 has only been $11.86. Upon the consummation of the initial public offering, MEHC had anticipated using HMSV stock as currency for acquisitions, but this has proven not to be practicable primarily because the trading price has not reflected MEHC's view as to the value of HMSV and, additionally, HMSV's acquisition candidates generally have expressed a preference for cash. Since the initial public offering, there has also been a general market decline in Internet-related and "dot.com" companies and securities, which is believed by MEHC to have made HMSV less attractive as a public company. Due to these circumstances and for the reasons described further under "SPECIAL FACTORS -- Section 6 -- Purpose, Structure and Material Conditions of the Offer and the Merger; Reasons for the Offer and the Merger," in mid-May of 2001, the officers of MEHC and Willkie Farr & Gallagher, acting as counsel to MEHC, preliminarily began to consider pursuing a going-private transaction involving the purchase of Shares not owned by MEHC, but shortly thereafter MEHC's officers determined not to pursue the possibility at that time. In mid-August of 2001, MEHC's officers and MEHC's counsel again considered pursuing such a transaction.

     Separately, in August 2001, the Chief Executive Officer and Chief Financial Officer of HMSV prepared a report for the Board in connection with the 2002 HMSV budget planning process. This management report considered sources of capital for acquisitions contemplated by HMSV's growth strategy. This management report concluded that HMSV could supplement its cash flow from operations by increasing the size of its credit facilities to finance working capital and existing obligations, but that this increased financing would not be sufficient to fund more than minimal acquisitions.

     In August of 2001, MEHC's officers conducted an analysis of HMSV as more fully described under "SPECIAL FACTORS -- Section 2 -- Fairness of the Offer and the Merger" and "-- Section 6 -- Purpose, Structure and Material Conditions of the Offer and the Merger; Reasons for the Offer and the Merger." MEHC then determined that it would be advisable for HMSV to return to being privately held by MEHC and for MEHC to seek to purchase all of the Shares not currently owned by it through a cash tender offer to be structured like the Offer.

     At a Board meeting on August 22, 2001, Mr. David L. Sokol, Chairman of the Board of HMSV and Chairman and Chief Executive Officer of MEHC, announced MEHC's intention to commence the Offer to purchase all of the outstanding Shares that it did not already own at $17.00 per share. At that meeting, Mr. David L. Sokol informed the Board that MEHC does not presently intend to sell its interest in HMSV or entertain any offers for its interest in HMSV. Because of the significant conflicts of interest that exist between MEHC and HMSV, including the fact that a majority of the Board consists of MEHC officers and directors, the Board established a committee of the remaining directors who are not directors, officers or stockholders of MEHC, which committee consists of Messrs. Jack W. Frost, R. Michael Knapp and Ronald J. Peltier, each of whom is an executive officer of HMSV and a holder of Shares and/or options to purchase Shares. At the Board meeting, the directors affiliated with MEHC stated their intention to abstain from any participation in the committee's deliberations regarding the Offer. The committee was given authority to consider the Offer for purposes of establishing a view as to the fairness of the Offer and making a recommendation regarding such Offer to the stockholders, and, if it so elects, to retain independent counsel and an independent financial advisor to assist it with its consideration.

     On August 22, 2001, MEHC issued a press release announcing its intention to commence the Offer.

     On August 27, 2001, Purchaser and MEHC filed this Offer to Purchase with the SEC and mailed this Offer to Purchase and the related documents to HMSV's stockholders for their consideration. The Offer and the Merger have not been approved by HMSV, the Board or any committee thereof. To the best knowledge of MEHC and Purchaser, no director or executive officer of HMSV (other than those directors who are also affiliates of MEHC) has made any recommendation with respect to the Offer or the Merger. Under the rules promulgated by the SEC, HMSV will be required to advise the HMSV stockholders whether it recommends acceptance or rejection of the Offer, expresses no opinion and is remaining neutral with respect to the Offer or is unable to take a position with respect to the Offer. None of the directors who is affiliated or associated with MEHC will participate in HMSV's consideration of the Offer for purposes of making any such recommendation or statement to the HMSV stockholders.


2.   FAIRNESS OF THE OFFER AND THE MERGER

     Purchaser and MEHC believe that the consideration to be received by HMSV's stockholders (other than MEHC and its affiliates) pursuant to the Offer and the Merger is fair to and in the best interests of such stockholders. Purchaser and MEHC base their beliefs on the following factors:

     (a) The Offer Price represents a premium of 38.78% over the reported closing price on the day before the announcement of the Offer, a premium of 40.94% over the average closing price for the 30 days prior to the announcement of the Offer, a premium of 45.39% over the average closing price for the 180 days prior to the announcement of the Offer and a premium of 49.08% over the average closing price for the twelve months prior to the announcement of the Offer. Purchaser and MEHC believe that the trading price has not performed well historically and may not perform well in the future due, in part, to limited public float, limited trading volume and limited analysts' coverage. The Offer and the Merger will provide for consideration to the stockholders entirely in cash, thereby eliminating the uncertain values inherent in a security.

     (b) The Offer Price represents a premium of approximately 62% over the $10.50 price paid by HMSV to acquire 1,700,000 of its own Shares from Bancorp in October 2000 and a premium of approximately 103% over the $8.375 price paid by MEHC to acquire 500,000 Shares from Bancorp in April 2000. These were arm's length purchases from a sophisticated institution that served as lead underwriter for the initial public offering of Shares by HMSV. The prices paid were negotiated based upon then current trading prices and reflected slight negotiated discounts due to the volume of Shares purchased.

     (c) Virtually all of the publicly traded real estate brokerage companies provide commercial real estate services or other related financial services, in addition to residential real estate services. HMSV's competitors that are primarily focused in the residential arena tend to be smaller than HMSV and privately held. MEHC has only been able to identify one comparable public company primarily focused in the residential real estate brokerage industry, DeWolfe Company ("DeWolfe"). Based upon HMSV's reported diluted net income per Share for the year ended December 31, 2000, the Offer Price represents a multiple of 11 (as compared to HMSV's trading multiple of 7.95 on the market close on August 21, 2001). Based upon DeWolfe's reported diluted net income per share for the year ended December 31, 2000, the closing price of DeWolfe of $7.30 at August 21, 2001 represents a multiple of only 4.83.

     (d) One of the reasons for the initial public offering was HMSV's intention to use its publicly traded stock as a currency for acquisitions. HMSV has not generally been able to find attractive acquisition candidates willing to accept Shares as the primary component of the acquisition consideration. Moreover, due to the poor performance of the trading price of the Shares, MEHC has been of the belief that the Shares were undervalued and, accordingly, would have been generally unwilling to permit HMSV to issue large amounts of HMSV common stock at prices implied by the public trading prices if HMSV management had so requested. Out of the four acquisitions completed by HMSV since the initial public offering, none included primarily HMSV equity as consideration. MEHC and the Purchaser also believe, based upon conversations with HMSV management, that the sellers of many of the attractive acquisition candidates in this industry are entrepreneurs or families seeking to divest themselves of a business who desire cash consideration.

     (e) The residential real estate brokerage industry tends to experience cycles of greater and lesser activity and profitability and is believed by MEHC to be significantly affected by material changes in economic conditions, including changes in interest rates and employment rates. The United States residential real estate market has been very robust over the last nine years during a period of strong United States economic growth. However, current United States economic data indicates that the sustainability of such a robust market in the future is less certain. A Bancorp report, dated July 31, 2001, predicted a softer economy going forward which would pose more of a challenge to the residential home market in the second half of 2001 as unemployment rates are expected to increase and consumer confidence falls. The Bancorp report also estimates low to mid single digit closed transaction side growth compared to fiscal year 2000 and only moderate home appreciation growth. Based on a survey of approximately 230 real estate professionals, the Urban Land Institute ("ULI") May 2001 forecast reflects an increasingly pessimistic outlook on real estate in the second half of 2001 as the current economic slowdown impacts the real estate market. ULI has forecasted an overall growth rate of about two percent for the real estate market generally for the period through mid-2002. While profits were "good" to "very good" for most real estate firms in 2000, most survey respondents believe profits will be just "good" through mid-2002. The ULI also forecasts that a slowing economy will adversely impact home sales over the near term, but that lower mortgage rates and a likely pickup in the economy by late 2001 should keep the single-family market relatively healthy through mid-2002. MEHC believes that there is a meaningful risk that the residential real estate market could experience slower growth in the near future due to a continuation of the current economic slowdown. MEHC also believes that this new environment could be more challenging for HMSV and could have a negative impact on its future financial results and trading prices.

     (f) The two primary investment research analysts who cover HMSV, Bancorp and Lehman Brothers, have recently issued trading price forecasts for the Shares based on HMSV's June 30, 2001 performance. Lehman Brothers issued a report dated August 1, 2001 in which it projected a price target of $18.00 per share by December 31, 2002. Bancorp issued a report dated July 31, 2001 in which it projected a price target of $18.00 per Share for the twelve months following such report. Neither MEHC nor Purchaser has discussed the Offer or these research reports with these analysts, nor does either MEHC or Purchaser have any belief with respect to the methodology or accuracy of such reports. Given that the Offer is anticipated to close by no later than mid to late October 2001, on a present value basis, the Offer Price exceeds both of the analysts' target prices for the HMSV stock price and eliminates the risk that such target prices may not be achieved within the timelines suggested by such analysts, if ever.


     (g) The Offer is an all cash offer which the holders of Shares can accept or reject voluntarily, and the Offer is not subject to a financing condition. The Offer is conditioned upon the Public Stockholder Condition requiring that a majority of unaffiliated stockholders elect to participate in the Offer.


     (h) The Offer provides stockholders who are considering selling their Shares with the opportunity to sell all of their Shares at the Offer Price without incurring the transaction costs typically associated with market sales and without incurring any price discounts due to the relative illiquidity of the Shares.


     (i) To MEHC and Purchaser's knowledge, no firm offers with respect to HMSV have been made to HMSV or MEHC in the last two years by third parties regarding a merger or other business combination, the sale of all or any substantial part of the assets of HMSV or a purchase of securities enabling the holder to exercise control of HMSV.


     In addition to the above factors, as a negative factor, Purchaser recognized that, while consummation of the Offer and the Merger will result in all stockholders (other than MEHC, Purchaser and its affiliates) being entitled to receive $17.00 in cash for each of their Shares, it will eliminate the opportunity for current stockholders (other than MEHC, Purchaser and option holders who do not exercise prior to consummation of the Merger) to participate in the benefit of increases, if any, in the value of HMSV's business following the Merger. See "SPECIAL FACTORS -- Section 6 -- Purpose, Structure and Material Conditions of the Offer and the Merger; Reasons for the Offer and the Merger" and " -- Section 7 -- Plans for HMSV after the Offer and the Merger; Certain Effects of the Offer."


     Purchaser and MEHC did not request or receive any third party report, opinion or appraisal regarding the Offer and the Merger.


     In addition, in evaluating the fairness of the Offer, for the reasons described below, neither Purchaser nor MEHC considered a discounted cash flow analysis of the going-concern value of HMSV, the liquidation value of HMSV per Share compared to the Offer Price or the book value per Share of HMSV compared to the Offer Price.


     Purchaser and MEHC believe that, primarily because the results of operations of HMSV and other companies in the industry are so dependent on general economic conditions, interest rates and unemployment rates, discounted cash flow analyses are not meaningful and are, instead, potentially misleading.



     Purchaser and MEHC believe that the liquidation value of HMSV is not a meaningful basis for the valuation of HMSV or for other companies in its business primarily because real estate brokerage businesses are not fixed asset-intensive, but instead rely to a significant extent upon their sales agents and goodwill to generate earnings. As of June 30, 2001, approximately $125 million (or 56%) of HMSV's approximately $222 million of total assets consisted of goodwill and other intangible assets.


     Although Purchaser and MEHC believe that an analysis of book value is not a meaningful figure given the nature of HMSV's assets and its business, the Offer Price represents a multiple of 1.71 times HMSV's net book value per Share based upon June 30, 2001 balance sheet data for HMSV. By way of comparison, the closing price of DeWolfe on August 21, 2001 of $7.30 represents a multiple of
1.30 times DeWolfe's net book value per share based upon June 30, 2001 balance sheet data for DeWolfe.


     Neither Purchaser nor MEHC considered the Projections (as defined below) as a material factor in evaluating the fairness of the Offer and the Merger, principally for the same reasons that they did not consider a discounted cash flow analysis to provide meaningful valuation results and for the reasons set forth in "SPECIAL FACTORS -- Section 3 -- Certain Projections Provided to MEHC and Purchaser."

     Purchaser and MEHC did not find it practicable to assign, nor did they assign, relative weights to the individual factors considered in reaching their conclusion as to the fairness of the Offer and the Merger. The foregoing discussions of the information and factors considered and given weight by Purchaser and MEHC are not intended to be exhaustive but are believed to include all material factors considered by Purchaser and MEHC.


3. CERTAIN PROJECTIONS PROVIDED TO MEHC AND PURCHASER

     In the fall of 2000, HMSV provided financial projections (the "Projections") to Messrs. Gregory E. Abel, and David L. Sokol, as members of the Board for purposes of developing internal HMSV budgets and to Patrick J. Goodman, MEHC's Chief Financial Officer, for purposes of developing internal MEHC budgets. These Projections were prepared solely for HMSV and MEHC's internal purposes, and to MEHC's knowledge, were not reviewed by HMSV's independent accountants or prepared for publication or with a view to complying with any SEC guidelines. The Projections are being included in this Offer to Purchase solely because they were furnished to MEHC.

     The Projections set forth below reflect numerous assumptions with respect to the general business and economic conditions and other matters, many of which are inherently uncertain or beyond HMSV, MEHC or Purchaser's control, and do not take into account acquisitions completed since the fall of 2000, other changes in HMSV's results and operations since the fall of 2000 or any changes in HMSV's operations or capital structure which may result from the Offer and the Merger. It is not possible to predict whether the assumptions made in preparing the Projections will be valid, and actual results may prove to be materially higher or lower than those contained in the Projections. The inclusion of the forward-looking information contained in the Projections should not be regarded as an indication that MEHC or Purchaser or anyone else who received this information considered it a reliable prediction of future events, and this information should not be relied on as such. Neither MEHC nor Purchaser nor any of their respective representatives assumes any responsibility for the validity, reasonableness, accuracy or completeness of the Projections, and HMSV has made no representation to MEHC or Purchaser regarding the Projections. The Projections were prepared in the fall of 2000 and have not been reviewed for accuracy, updated nor revised since that time. None of HMSV, MEHC or Purchaser or any other party intends publicly to update or otherwise publicly revise the Projections set forth below even if experience or future changes make it clear that the Projections will not be realized.

     The Projections, in summary format (in thousands), are as follows:


                                  2001      2002      2003      2004      2005
                                --------- --------- --------- --------- --------
Total Revenues ................  495,151   511,046   526,813   543,296   559,945
Net Income ....................   15,950    17,163    17,313    17,490    18,187
Total Assets ..................  172,325   192,230   212,308   227,835   244,106
Total Stockholders' Equity ....   96,941   114,104   131,418   148,908   167,095
Net Cash Flows From
 Operating Activities .........   30,054    30,368    30,564    31,071    32,067

                                   2006      2007      2008      2009      2010
                                --------- --------- --------- --------- --------
Total Revenues ................  577,673   595,880   614,635   633,960   653,866
Net Income ....................   19,203    20,119    20,926    21,714    22,645
Total Assets ..................  261,440   279,741   298,903   318,906   339,894
Total Stockholders' Equity ....  186,298   206,416   227,342   249,056   271,701
Net Cash Flows From
 Operating Activities .........   33,145    34,242    35,419    36,615    37,706


     The foregoing Projections do not reflect or give effect to any of HMSV's consummated acquisitions since the Projections were prepared, the Offer or the Merger and, accordingly, are not necessarily indicative of the results of operations of HMSV following the Offer or the Merger.

     As part of its regular monthly corporate reporting, in July 2001, HMSV's management provided MEHC with a revised net income forecast for the year ending December 31, 2001 of $17.535 million, which includes J.D. Reece and all other acquisitions consummated since the Projections were prepared. HMSV did not provide MEHC with any revised projections beyond 2001. Except as expressly noted with respect to the inclusion of acquisitions consummated since the Projections were prepared and except for the inclusion of certain updated information in respect of HMSV's results and operations through June 30, 2001, the revised 2001 net income projection is subject to all of the cautionary statements, disclaimers and limitations contained in this "SPECIAL FACTORS --
Section 3 -- Certain Projections Provided to MEHC and Purchaser" in respect of the Projections.

4.   CERTAIN CONFLICTS OF INTERESTS

     In considering whether to tender in the Offer, HMSV stockholders should be aware that Purchaser, MEHC, certain affiliates of MEHC and directors and executive officers of HMSV have interests in the Offer and the Merger that are different from the interests of HMSV public stockholders generally.

     MEHC is the controlling stockholder of HMSV and currently beneficially owns 7,279,100 Shares, representing approximately 83.45% of the outstanding Shares at July 31, 2001. Directors and executive officers of MEHC currently constitute a majority (five) of the eight members of the Board, two of whom, Messrs. Gregory E. Abel and David L. Sokol, are directors and executive officers of MEHC, two of whom, Messrs. Richard R. Jaros and W. David Scott, are directors of MEHC and one of whom, Mr. Patrick J. Goodman, is an executive officer of MEHC. Each of Messrs. Gregory E. Abel, W. David Scott and David L. Sokol is also a stockholder of MEHC. In addition, collectively these five Board members hold 75,000 Shares and options to purchase 230,000 Shares, however, each of these five have advised MEHC and Purchaser that he intends to exercise his vested and exercisable options and tender his Shares prior to the expiration date of the Offer. Options to purchase Shares which are not exercised prior to the consummation of the Merger, will continue to be held by these directors after the Merger. MEHC and holders of options to purchase Shares who do not exercise their options prior to the consummation of the Offer and the Merger will continue to have the opportunity to participate in any future earnings growth of HMSV following the Merger and to benefit from any subsequent increase in the value of HMSV. See "SPECIAL FACTORS -- Section 9 -- Beneficial Ownership of Common Stock by Certain Persons."

     Each of the members of the Board who comprise the committee established to consider the Offer and establish a view as to the fairness of the Offer and make a recommendation regarding such Offer to the stockholders of HMSV hold Shares and options to purchase Shares. MEHC and the Purchaser have been advised by HMSV that as of July 31, 2001, as a group, Messrs. Jack W. Frost, R. Michael Knapp and Ronald J. Peltier held options to purchase 1,150,000 Shares and, based on filings with the SEC pursuant to Section 16 of the Exchange Act by executive officers and directors of HMSV, as well as on MEHC's review of executed option agreements between HMSV and its executive officers and directors, which agreements have been provided to MEHC in the ordinary course, as of July 31, 2001, it is believed by MEHC that this group additionally owned 206,072 Shares. Holders of options to purchase Shares who do not exercise their options prior to the consummation of the Offer and the Merger will continue to have the opportunity to participate in any future earnings growth of HMSV following the Merger and to benefit from any subsequent increase in the value of HMSV. See "SPECIAL FACTORS -- Section 7 -- Plans for HMSV after the Offer and the Merger; Certain Effects of the Offer" and "-- Section 9 -- Beneficial Ownership of Common Stock by Certain Persons."

5.   FORWARD-LOOKING STATEMENTS

     The matters disclosed under the headings "SPECIAL FACTORS -- Section 1 -- Background of the Offer," "-- Section 2 -- Fairness of the Offer and the Merger" and "-- Section 3 -- Certain Projections Provided to MEHC and Purchaser" contain forward-looking statements that involve risks and uncertainties. Stockholders are cautioned that in addition to the factors set forth under these headings, the following factors may cause HMSV's actual financial results and performance to differ materially from the results and performance expressed in such forward-looking statements: operating uncertainty, acquisition uncertainty, uncertain acceptance by homeowners of a new means of offering traditional home services, seasonal and cyclical fluctuations in the real estate brokerage business and the residential real estate market generally, fluctuations in interest and unemployment rates, decreasing home ownership rates and changes in demographics, declining demand for real estate, legal uncertainties, unsettled tax treatment of Internet and electronic commerce, breaches of on-line security, ability to implement successfully changing technologies and uncertainties regarding the impact of regulations, changes in government policy and competition. Reference is made to HMSV's Current Report on Form 8-K, dated March 16, 2001, and incorporated herein by reference, for a description of certain risk factors.


6. PURPOSE, STRUCTURE AND MATERIAL CONDITIONS OF THE OFFER AND THE MERGER; REASONS FOR THE OFFER AND THE MERGER

     Purpose, Structure and Material Conditions. The purpose of the Offer and the Merger is to permit MEHC to acquire 100% of the outstanding Shares (without giving effect to any stock options which may survive the Merger). Upon the consummation of the Merger, HMSV will become a wholly owned subsidiary of MEHC (although options to purchase shares of HMSV will still be outstanding). The acquisition of Shares not owned by Purchaser or its affiliates has been structured as a cash tender offer followed by a cash merger in order to effect a prompt and orderly transfer of ownership of HMSV from the public stockholders to Purchaser and its affiliates and provide HMSV's stockholders with cash for all of their Shares. The Offer is conditioned upon, among other things, the Minimum Conditions. The purpose of the 90% Condition is for MEHC and Purchaser to be able to consummate the Merger on a "short form" basis without the need for stockholder vote. The purpose of the Public Stockholder Condition is to seek the voluntary participation of a majority of the stockholders unaffiliated with MEHC in the Offer. According to HMSV's Form 10-Q for the quarter ended June 30, 2001, as of July 31, 2001, there were 8,722,942 Shares outstanding. Based on that number of Shares outstanding and assuming no exercises of options prior to the expiration of the Offer, except options to purchase 207,248 Shares in aggregate held by Messrs. Gregory E. Abel, Patrick J. Goodman, Richard R. Jaros, W. David Scott and David L. Sokol, all of which will be exercisable prior to the expiration date of the Offer, MEHC and Purchaser currently believe that (1) approximately 758,071 Shares must be tendered and not withdrawn prior to the expiration date of the Offer to satisfy the 90% Condition and (2) approximately 510,418 Shares must be tendered by persons other than MEHC, its affiliates and directors or executive officers of HMSV and not withdrawn prior to the expiration date of the Offer to satisfy the Public Stockholder Condition. See "SPECIAL FACTORS -- Section 9 -- Beneficial Ownership of Common Stock by Certain Persons" and "THE TENDER OFFER -- Section 12 -- Certain Conditions to the Offer."

     If Purchaser determines to waive any such conditions, Purchaser will notify the Depositary, publicly announce such waiver and appropriately extend the Offer. Purchaser will, subject to the conditions of the Offer, accept for payment Shares properly tendered in accordance with this Offer to Purchase and the Letter of Transmittal.

     Other than the Minimum Conditions, the Offer is structured so that no approval of HMSV's stockholders, the Board or any committee thereof is required. To Purchaser and MEHC's knowledge, the Board (excluding directors affiliated with MEHC) has not taken any position or made any recommendation with respect to the Offer. However, under the rules promulgated by the SEC, HMSV will be required to advise the HMSV stockholders whether it recommends acceptance or rejection of the Offer, expresses no opinion and is remaining neutral with respect to the Offer or is unable to take a position with respect to the Offer.

     To Purchaser and MEHC's knowledge, no unaffiliated representative has been retained by HMSV to represent HMSV's stockholders.

     Reasons for the Offer and the Merger. Purchaser and MEHC have the following primary reasons for initiating the Offer and the Merger:

     At the time of the initial public offering, it was MEHC's intention for HMSV to use its publicly traded stock as a currency for acquisitions. As described previously, this strategy has not been successful to date. HMSV has not generally been able to find attractive acquisition candidates willing to accept shares of HMSV common stock as the primary component of the acquisition consideration and, moreover, believing that the Shares have been undervalued, MEHC would have generally been unwilling to permit HMSV to issue large amounts of shares of HMSV common stock at prices implied by the public trading prices.

     Accordingly, since HMSV has not realized the benefits MEHC had expected from HMSV's securities being publicly traded, MEHC desires to eliminate the fluctuations in value associated with a publicly traded security, reduce fiduciary obligations to minority stockholders and potential liability therefor and reduce the costs associated with financial reporting and regulatory requirements and the expense and public scrutiny associated therewith. MEHC estimates a cost savings of approximately $260,000 per year due to the elimination of these public company obligations. See "SPECIAL FACTORS --
Section 1 -- Background of the Offer."

7.   PLANS FOR HMSV AFTER THE OFFER AND THE MERGER; CERTAIN EFFECTS OF THE OFFER

     Depending upon the number of Shares purchased pursuant to the Offer and the aggregate market value of any Shares not purchased pursuant to the Offer, the Shares may no longer meet the standard for continued listing for quotation on the NASDAQ National Market and may, upon the initiative of the National Association of Securities Dealers, Inc. (the "NASD") be delisted therefrom. The NASD published guidelines indicate that it would consider delisting the Shares from the NASDAQ National Market if, among other things, the minimum bid price per share should fall below $1, the number of round lot holders of Shares should fall below 400, the number of publicly held Shares should fall below 750,000 or if the aggregate market value of the unaffiliated publicly held Shares should fall below $5 million. In the event that the Shares are no longer listed for quotation on the NASDAQ National Market, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for Shares and the availability of such quotations would, however, depend on the number of holders of Shares remaining at such time, the interest in maintaining a market in Shares on the part of securities firms, the possible termination of registration of Shares under the Exchange Act as described below, and other factors. To the extent the Shares are delisted from the NASDAQ National Market, the market for Shares would likely be affected adversely. Further, Purchaser cannot predict whether a reduction in the number of Shares that might otherwise trade publicly, if any, as a result of the Offer, would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price. See "THE TENDER OFFER -- Section 10 -- Certain Effects of the Offer on the Market for the Shares."

     Following consummation of the Offer, MEHC currently intends to have Purchaser consummate a "short form" Merger. In such event, in accordance with the relevant provisions of the DGCL, Purchaser would be merged with and into HMSV. The purpose of the Merger would be to acquire all Shares not tendered and purchased pursuant to the Offer or otherwise directly or indirectly held by Purchaser or MEHC. In the Merger, each then issued and outstanding Share (other than Shares owned by HMSV as treasury stock, Shares directly or indirectly owned by Purchaser or MEHC and Shares held by stockholders who have properly exercised appraisal rights under the DGCL) would be converted into the right to receive the Merger Consideration. At the Effective Time (1) each issued and outstanding Share (other than Shares owned by HMSV as treasury stock, Shares held by Purchaser and MEHC and the Appraisal Shares) will be converted into and represent the right to receive the Merger Consideration, and (2) the Purchaser Common Stock then issued and outstanding will be converted into and become one share of Surviving Corporation Common Stock. See "SPECIAL FACTORS -- Section 8 -- Appraisal Rights in the Merger." Following consummation of the Merger, HMSV would continue as the Surviving Corporation and would be a wholly owned subsidiary of MEHC (although options to purchase shares of HMSV will still be outstanding).

     If Purchaser owns at least 90% of the outstanding Shares following consummation of the Offer (assuming the transfer of the Shares currently, directly or indirectly owned by MEHC to Purchaser), Purchaser would have the ability to consummate the Merger without a meeting or vote of the Board or of the stockholders of HMSV pursuant to the "short form" merger provisions of
Section 253 of the DGCL. In such circumstances, Purchaser currently intends to so effectuate the Merger as soon as practicable.

     If Purchaser waives the 90% Condition and MEHC and Purchaser own less than 90% of the outstanding Shares following consummation of the Offer, consummation of the Merger would require the approval by the Board of a merger agreement and the adoption of a merger agreement by the holders of at least a majority of the outstanding Shares entitled to vote thereon. If MEHC and Purchaser own less than 90% of the outstanding Shares following consummation of the Offer, MEHC and Purchaser may either (1) promptly use their best efforts to take such steps as are necessary to cause the Merger to be effective pursuant to a merger agreement, including voting the Shares owned by them for adoption of the merger agreement, which will, if the Shares remain registered under the Exchange Act, require filing with the SEC certain disclosure materials prior to adoption of the Merger by HMSV's stockholders; (2) cause HMSV to seek to delist the Shares from trading on the NASDAQ National Market; or (3) for an indeterminate period, engage in certain open market or privately negotiated purchases, at prices which may be greater or less than the Offer Price, in order to increase MEHC and Purchaser's combined ownership to at least 90% of the outstanding Shares, so as to enable Purchaser to effect the Merger as a

"short form" merger. Any such acquisition of Shares by Purchaser would have to be made in accordance with applicable legal, requirements, including those of Regulation 13D and Rules 10b-18 and 13e-3 under the Exchange Act. See "THE TENDER OFFER -- Section 10 -- Certain Effects of the Offer on the Market for the Shares." As a consequence, no assurance can be given as to whether or when Purchaser will cause the Merger to be consummated and, similarly, no assurance can be given as to whether or when the Merger Consideration will be paid to stockholders who do not tender their Shares in the Offer. IN NO EVENT WILL ANY INTEREST BE PAID ON THE MERGER CONSIDERATION. After completion or termination of the Offer, MEHC and Purchaser also reserve the right, but have no current intention, to sell Shares in open market or negotiated transactions.

     Purchaser is not offering to acquire outstanding options in the Offer. Each holder of an option that is vested or becomes vested prior to the expiration of the Offer may exercise such option prior to the expiration of the Offer and the Shares received upon such exercise may be tendered pursuant to the Offer. Pursuant to the terms of the 1999 HMSV Equity Incentive Plan, options which are not vested or are not exercised will continue after consummation of the Merger. It is MEHC's present intention to amend the terms of the HMSV 1999 Equity Incentive Plan or these options and/or seek to enter into stockholders' agreements with the option holders after the consummation of the Merger to reflect appropriately the fact that HMSV will be a privately held entity, including providing for an annual valuation or appraisal procedure of the private company and the grant of certain put rights, entitling the persons holding options to sell any Surviving Corporation stock held by them upon exercise of such options to the Surviving Corporation under certain conditions.


     Following the Merger, HMSV would be a wholly owned subsidiary of MEHC (although options to purchase HMSV shares would remain outstanding). MEHC and Purchaser currently intend to retain all management and other personnel employed by HMSV, to retain HMSV's headquarters and other facilities at their present locations, and, except as described above, continue HMSV's employee benefit plans for the foreseeable future. No assurance can be given, however, that MEHC will not change its present plans with regard to HMSV.

     Except as otherwise described in this Offer to Purchase, MEHC and Purchaser have no current plans or proposals which relate to or would result in: (1) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving HMSV or any of its subsidiaries; (2) a sale or transfer of a material amount of assets of HMSV or any of its subsidiaries; (3) any change in the present Board or management of HMSV, including, but not limited to, any plans or proposals to change the number or term of directors, to fill any existing vacancy on the Board or to change any material term of the employment contract of any executive officer; (4) any material change in the present dividend rate or policy or indebtedness or capitalization of HMSV; (5) any other material change in HMSV's corporate structure or business; (6) a class of securities of HMSV to be delisted from the NASDAQ National Market or cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;
(7) a class of equity securities of HMSV becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (8) the suspension of HMSV's obligation to file reports pursuant to Section 15(d) of the Exchange Act.

     As a result of the Offer, Purchaser's direct interest in HMSV will increase to the extent of the number of Shares purchased under the Offer. Following consummation of the Merger, Purchaser's direct interest in HMSV will increase to 100% (subject to possible dilution of up to approximately 18% if all options existing as of July 31, 2001 are exercised at any time following consummation of the Merger) and Purchaser will be entitled to all benefits resulting from that interest, including all income generated by HMSV's operations and any future increase in HMSV's value and the right to elect all members of the Board. Similarly, Purchaser will also bear the risk of losses generated by HMSV's operations and any decrease in the value of HMSV after the Merger. Upon consummation of the Merger, HMSV will become a privately held corporation. Accordingly, HMSV's current stockholders other than MEHC will not have the opportunity to participate directly in the earnings and growth of HMSV after the Merger and will not have any right to vote on corporate matters. Similarly, HMSV's current stockholders other than MEHC will not face the risk of losses generated by HMSV's operations or decline in the value of HMSV after the

Merger. However, holders of options to purchase Shares who do not exercise their options prior to the consummation of the Offer and the Merger will have the opportunity to convert such options into shares of HMSV after the Merger and to participate in the possible growth and possible decline of HMSV after the Merger.

     FOLLOWING THE CONSUMMATION OF THE MERGER, THE SHARES WILL NO LONGER BE QUOTED ON THE NASDAQ NATIONAL MARKET. In addition, the registration of the Shares and the obligation of HMSV to file reports under the Exchange Act will be terminated. Accordingly, following the Merger, there will be no publicly traded HMSV common stock outstanding. See "THE TENDER OFFER -- Section 10 -- Certain Effects of the Offer on the Market for the Shares." It is expected that, if Shares are not accepted for payment by Purchaser pursuant to the Offer and the Merger is not consummated, HMSV's current management, under the general direction of the Board, will continue to manage HMSV as an ongoing business.


8.   APPRAISAL RIGHTS IN THE MERGER

     APPRAISAL RIGHTS CANNOT BE EXERCISED AT THIS TIME. THE INFORMATION SET FORTH BELOW IS FOR INFORMATIONAL PURPOSES ONLY WITH RESPECT TO ALTERNATIVES AVAILABLE TO STOCKHOLDERS IF THE MERGER IS CONSUMMATED. IF STOCKHOLDERS ACTUALLY ARE ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER, THEY WILL RECEIVE ADDITIONAL INFORMATION CONCERNING APPRAISAL RIGHTS AND THE PROCEDURES TO BE FOLLOWED IN CONNECTION THEREWITH BEFORE SUCH STOCKHOLDERS HAVE TO TAKE ANY ACTION RELATING THERETO.

     STOCKHOLDERS WHO SELL SHARES IN THE OFFER WILL NOT BE ENTITLED TO EXERCISE APPRAISAL RIGHTS WITH RESPECT THERETO BUT, RATHER, WILL RECEIVE THE OFFER PRICE.

     No appraisal rights are available in connection with the Offer. If the Merger is consummated, however, record stockholders of HMSV who have not tendered their Shares will have certain rights under the DGCL to an appraisal of, and to receive payment in cash for the fair value of, their Appraisal Shares. Stockholders who perfect appraisal rights by complying with the procedures set forth in Section 262 of the DGCL ("Section 262") will have the fair value of their Appraisal Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value from the Surviving Corporation. In addition, such stockholders may be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Appraisal Shares. IF STOCKHOLDERS ARE ENTITLED TO APPRAISAL RIGHTS, THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS ARE CONDITIONED ON STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL. EACH STOCKHOLDER OF HMSV DESIRING TO EXERCISE APPRAISAL RIGHTS SHOULD REFER TO SECTION 262. THE FOLLOWING SUMMARY OF THE RIGHTS OF OBJECTING STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS OF HMSV DESIRING TO EXERCISE THEIR APPRAISAL RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTION 262. ANNEX A ATTACHED TO THIS OFFER TO PURCHASE SETS FORTH SECTION 262, WHICH WILL ONLY BE AVAILABLE IN CONNECTION WITH THE MERGER.

     Under Section 262, if the Merger is submitted to the stockholders of HMSV at a meeting thereof, HMSV must, not less than 20 days prior to the meeting held for the purpose of obtaining stockholder approval of the Merger, notify each of HMSV stockholders entitled to appraisal rights that such rights are available, and must include in such notice a copy of Section 262. If the Merger is accomplished pursuant to Section 228 or Section 253 of the DGCL, HMSV, either before the effective date of the Merger or within ten days thereafter, must notify each of the stockholders entitled to appraisal rights of the Effective Date and that appraisal rights are available, and must include in such notice a copy of Section 262.

     A holder of Appraisal Shares wishing to exercise such holder's appraisal rights will be required to deliver to HMSV before the taking of a vote on the Merger or within 20 days after the date of mailing the notice described in the preceding paragraph, as the case may be, a written demand for appraisal of such holder's Appraisal Shares. A holder of Appraisal Shares wishing to exercise such holder's appraisal rights must be the record holder of such Appraisal Shares on the date the written demand for appraisal (as described below) is made and must continue to hold such Appraisal Shares of record through the Effective Time. Accordingly, a holder of Appraisal Shares who is the record holder of Appraisal Shares on the date the written demand for appraisal is made (if such demand is made prior to the effectiveness of the Merger), but who thereafter transfers such Appraisal Shares prior to the consummation of the Merger, will lose any right to appraisal in respect of such Appraisal Shares. A demand for appraisal must be executed by or on behalf of the stockholder of record and must reasonably inform the Surviving Corporation of the identity of the stockholder of record and that such stockholder intends thereby to demand an appraisal of the Appraisal Shares.

     A person having a beneficial interest in Appraisal Shares that are held of record in the name of another person, such as a broker, fiduciary, depository or other nominee, will have to act to cause the record holder to follow the requisite steps properly and in a timely manner to perfect appraisal rights. If the Appraisal Shares are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as trustee, guardian or custodian), depository or other nominee, the demand will have to be executed by or for the record holder. If the Appraisal Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand will have to be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal for a stockholder of record, provided that the agent identified the record owner and expressly discloses the fact that, in making the demand, the agent is acting as agent for the record owner. If a stockholder owns Appraisal Shares through a broker who in turn holds the shares through a central securities depository nominee such as CEDE & Co., a demand for appraisal of such shares will have to be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

     A record holder, such as a broker, fiduciary, depository or other nominee, who holds Appraisal Shares as a nominee for others, will be able to exercise appraisal rights with respect to the shares held for all or less than all of the beneficial owners of those shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all Shares standing in the name of such record owner.

     Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation or any stockholder who has complied with the statutory requirements summarized above and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Appraisal Shares. There is no present intention on the part of Purchaser to file an appraisal petition and stockholders who seek to exercise appraisal rights should not assume that Purchaser will file such a petition or that Purchaser will initiate any negotiations with respect to the fair value of such Shares. Accordingly, it will be the obligation of the stockholders seeking appraisal rights to initiate all necessary action to perfect any appraisal rights within the time prescribed in Section 262. Within 120 days after the Effective Date, any stockholder who has theretofore complied with the provisions of Section 262 will be entitled, upon written request, to receive from Purchaser a statement setting forth the aggregate number of Shares not voting in favor of the Merger and with respect to which demands for appraisal were received by Purchaser and the number of holders of such Shares. Such statement must be mailed within 10 days after the written request therefor has been received by Purchaser.

     If a petition for appraisal is timely filed, after hearing on such petition, the Delaware Chancery Court will determine the stockholders entitled to appraisal rights and will appraise the fair value of their Appraisal Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In WEINBERGER V. UOP, Inc., the Delaware Supreme Court stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding and that "(f)air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the merger which may throw any light on the future prospects of the merged corporation.
Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In CEDE & CO. V. TECHNICOLOR, INC., the Delaware Supreme Court stated that this exclusion is a "narrow exclusion (that) does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from the accomplishment or expectation of the merger. In WEINBERGER, the Delaware Supreme Court construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are not known or susceptible of proof as of the date of the merger and not the product of speculation may be considered." In addition, Delaware courts have decided that the statutory appraisal remedy, depending on the factual circumstances, may not be a stockholder's exclusive remedy in connection with transactions such as a merger. Stockholders should recognize that the fair value of Appraisal Shares determined in an appraisal proceeding could be less than, the same as or more than the Merger Consideration. In addition, although Purchaser believes that the Merger Consideration is fair, it reserves the right to assert in any appraisal proceeding that, for purposes of Section 262, the fair value of the Shares is less than the Merger Consideration.

     The costs of the proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. However, costs do not include attorneys' fees or expert witness fees. Upon application of a stockholder, the Delaware Court of Chancery may also order all or a portion of the expenses incurred by any stockholder including reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all of the Appraisal Shares entitled to appraisal.

     Any holder of Appraisal Shares who has duly demanded an appraisal in compliance with Section 262 will not, from and after the Effective Time, be entitled to vote the Appraisal Shares subject to such demand for any purpose or to receive payment of dividends or other distributions on those Appraisal Shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the Effective Time).

     At any time within 60 days after the Effective Time, any stockholder shall have the right to withdraw its demand for appraisal and to accept the Merger Consideration. After this period, the stockholder may withdraw its demand for appraisal only with the consent of Purchaser. If any stockholder who properly demands appraisal of such holder's Appraisal Shares under Section 262 fails to perfect, or effectively withdraws or loses, such holder's right to appraisal, as provided in the DGCL, the Appraisal Shares of such stockholder will be converted into the right to receive the Merger Consideration. A stockholder will fail to perfect, or effectively lose or withdraw, such stockholder's right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the consummation of the Merger, or if the stockholder delivers to the Surviving Corporation a written withdrawal of such stockholder's demand for appraisal.


9.   BENEFICIAL OWNERSHIP OF COMMON STOCK BY CERTAIN PERSONS

     The following table sets forth information with respect to beneficial ownership of Shares held by MEHC and Purchaser and the directors and executive officers of Purchaser, MEHC and HMSV as of July 31, 2001. Information with respect to the beneficial ownership of the directors and executive officers of HMSV who are not affiliated with MEHC has been included based on filings with the SEC pursuant to Section 16 of the Exchange Act by executive officers and directors of HMSV, as well as on MEHC's review of executed option agreements between HMSV and its executive officers and directors, which agreements have been provided to MEHC in the ordinary course. The percentage ownership has been calculated based on HMSV's Form 10-Q for the quarter ended June 30, 2001, indicating that, as of July 31, 2001, 8,722,942 Shares were outstanding. The address of MEHC and Purchaser is 666 Grand Avenue, Des Moines, Iowa 50309, and the address of each executive officer and director of MEHC and Purchaser is stated on Schedule I hereto and, unless otherwise indicated, the address of the executive officers of HMSV is 6800 France Avenue South, Suite 600, Edina, Minnesota 55435.

                                                                             NUMBER OF SHARES     PERCENTAGE OF
NAME OF BENEFICIAL OWNER                                                  BENEFICIALLY OWNED(1)     SHARES(1)
------------------------                                                  ---------------------   -------------
I.   MEHC AND PURCHASER
     MidAmerican Energy Holdings Company .................................        7,279,100              83.45%
     HMSV Acquisition Corp.(2) ...........................................        7,279,100              83.45
II.  DIRECTORS AND EXECUTIVE OFFICERS OF MEHC AND PURCHASER
     David L. Sokol(3)(4) ................................................           50,000                *
     Gregory E. Abel(3)(4) ...............................................           50,000                *
     Edgar D. Aronson(3) .................................................                0                 --
     John K. Boyer(3) ....................................................                0                 --
     Stanley J. Bright(3) ................................................            2,000                *
     Warren E. Buffett(3) ................................................                0                 --
     Marc D. Hamburg(3) ..................................................                0                 --
     Richard R. Jaros(3)(4) ..............................................           75,000                *
     Walter Scott, Jr.(3) ................................................                0                 --
     W. David Scott(3)(4) ................................................          100,000               1.14
     Patrick J. Goodman(3)(5) ............................................            7,248                *
     Douglas L. Anderson(3) ..............................................                0                 --
     Keith D. Hartje(3) ..................................................                0                 --
     Ronald W. Stepien(3) ................................................                0                 --
     P. Eric Connor(3) ...................................................                0                 --
        All directors and executive officers as a group (15 persons)(3)...          284,248               3.18
III. DIRECTORS AND EXECUTIVE OFFICERS OF HMSV(6)
     Ronald J. Peltier(7) ................................................          603,036               6.54
     Jack W. Frost(8) ....................................................           75,016                *
     Galen K. Johnson(9) .................................................           22,690                *
     R. Michael Knapp(10) ................................................          178,052               2.02
     Arne M. Rovick(11) ..................................................          118,036               1.35
     Joseph J. Valenti(12) ...............................................           25,516                *
     Bradley J. DeVries(13) ..............................................            5,208                *
     Stephen E. Quinlan(14) ..............................................           57,016                *
     Christopher C. Coile(15) ............................................           13,450                *
        All directors and executive officers as a group (9 persons)(6) ...        1,098,020              11.59

----------
*    Less than 1%

(1) Includes shares which the listed beneficial owner is deemed to have the right to acquire beneficial ownership under Rule 13d-3(d) under the Exchange Act, including, among other things, shares which the listed beneficial owner has the right to acquire within 60 days. Beneficial ownership of the Shares listed in the table is comprised of sole voting power and sole investment power.

(2) All Shares indicated as owned by Purchaser are included because of its affiliation with MEHC.

(3) 7,279,100 Shares held by MEHC are excluded and listed beneficial owner disclaims beneficial ownership of such Shares.

(4) Includes 50,000 Shares subject to options, all of which are currently exercisable.

(5)  Includes 7,248 Shares subject to options exercisable within 60 days.

(6) Messrs. David L. Sokol, Gregory E. Abel, Richard R. Jaros, W. David Scott and Patrick J. Goodman are directors of HMSV and their beneficial ownership is listed above under "Directors and Executive Officers of MEHC and Purchaser."

(7)  Includes 500,000 Shares subject to options exercisable within 60 days.

(8)  Includes 75,016 Shares subject to options exercisable within 60 days.

(9)  Includes 21,690 Shares subject to options exercisable within 60 days.

(10) Includes 75,016 Shares subject to options exercisable within 60 days.

(11) Includes 15,000 Shares subject to options exercisable within 60 days.

(12) Includes 25,016 Shares subject to options exercisable within 60 days.

(13) Includes 5,008 Shares subject to options exercisable within 60 days.

(14) Includes 25,016 Shares subject to options exercisable within 60 days.

(15) Includes 10,250 Shares subject to options exercisable within 60 days.



10.  TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES

     To Purchaser's knowledge, no transactions in the Shares have been effected during the past 60 days by HMSV or its executive officers, directors, affiliates or subsidiaries, by MEHC or its executive officers, directors, affiliates or subsidiaries, or by Purchaser or its executive officers, directors, affiliates or subsidiaries.

     Since the commencement of HMSV's second full fiscal year preceding the date of this Offer to Purchase, other than (1) the purchase by Mr. Richard J. Jaros of 25,000 Shares at a purchase price of $15.00 per Share on October 14, 1999, (2) the purchase by Mr. W. David Scott of 50,000 Shares at a purchase price of $15.00 per Share on October 14, 1999, (3) the purchase by Mr. Stanley
J. Bright of 2,000 Shares at a purchase price of $15.125 per Share on December 20, 1999, (4) the purchase by MEHC of 500,000 Shares at a price per Share of $8.375 on April 14, 2000 from Bancorp and (5) the repurchase by HMSV of 1,700,000 Shares at a price per Share of $10.50 on October 12, 2000 from Bancorp, no purchases of Shares were made by HMSV (except as disclosed in periodic reports filed by HMSV with the SEC), Purchaser, MEHC or any executive officer or director of MEHC or Purchaser.

     MEHC sold 1,062,500 Shares to the public at a price of $15.00 per Share on October 8, 1999 as a selling stockholder in HMSV's initial public offering. The aggregate proceeds received by MEHC for such sales were $14,821,875.

     Except as set forth in this Offer to Purchase, neither HMSV nor, to Purchaser's knowledge, any of its affiliates, directors or executive officers or any person controlling HMSV, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to, or in connection with, the Offer with respect to any securities of HMSV (including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations). Except as described in this Offer to Purchase, to the knowledge of Purchaser, since the second full fiscal year preceding the date of this Offer to Purchase, no contracts or negotiations concerning a merger, consolidation, or acquisition, a tender offer for or other acquisition of any securities of HMSV, an election of directors to the Board, or a sale or other transfer of a material amount of assets of HMSV, has been entered into or has occurred between any affiliates of HMSV or between HMSV or any of its affiliates and any unaffiliated person.

     Purchaser has been advised by Messrs. Gregory E. Abel, Patrick J. Goodman, Richard R. Jaros, W. David Scott and David L. Sokol that they intend to tender Shares held by them in the Offer and that they intend to exercise all of their vested and exercisable options to purchase Shares prior to the expiration of the Offer and to tender those Shares received on exercise in the Offer as well. Purchaser has not been advised by HMSV about whether or not the other directors and the executive officers of HMSV intend to tender pursuant to the Offer Shares held by them or whether or not they intend to exercise options to purchase Shares prior to the expiration of the Offer. However, under the rules promulgated by the SEC, HMSV will be required to advise the HMSV stockholders, to the extent known to it after reasonable inquiry, whether the directors and executive officers of HMSV intend to tender their Shares and to exercise their options to purchase Shares.


11.  RELATED PARTY TRANSACTIONS

     HMSV has entered into various types of transactions with MEHC and MEHC's affiliates.

     Registration Rights Agreement. Pursuant to a registration rights agreement, HMSV is obligated to grant MEHC certain "demand" and "piggyback" registration rights for the registration under the Securities Act of 1933, as amended, of the Shares MEHC owns as described below. Under the registration rights agreement, upon MEHC's request, HMSV is required to use its best efforts to register the Shares.

     MEHC is entitled to request two demand registrations per year of all or any portion of its Shares for so long as it owns at least 5.0% of the common stock of HMSV. In addition, for so long as MEHC owns at least 5.0% of the common stock of HMSV, MEHC may request HMSV to use its reasonable efforts to register shares of common stock held by it in other registrations initiated by HMSV on its own behalf or on behalf of any other stockholder of HMSV. All reasonable out-of-pocket costs and expenses, other than underwriting discounts and commissions, of any registration under the registration rights agreement will be paid by HMSV. The registration rights agreement also contains customary provisions with respect to registration procedures, underwritten offers and indemnification and contribution rights in connection with the registration of common stock on behalf of MEHC.


     Services Agreement. HMSV and MEHC have entered into a services agreement under which MEHC provides management, advisory, legal, treasury, employee benefit plan and insurance administration and other services to HMSV. In consideration for these services, HMSV is required to pay MEHC a monthly fee of $50,000, plus an amount for the reimbursement for all reasonable employee and out-of-pocket costs and expenses incurred by MEHC in connection with providing these services. Out-of-pocket costs and expenses reimbursable to MEHC do not include any mark-up or profit factor for MEHC but do include all indirect costs and an appropriate allocation for overhead costs associated with performing these services. The services agreement terminates on the earlier to occur of
(1) the date HMSV and MEHC mutually agree to terminate the agreement and (2) the 180th day after MEHC notifies HMSV that it no longer owns at least 5.0% of the HMSV common stock.


     Tax Indemnity Agreement. HMSV has entered into a tax indemnity agreement with MEHC that reflects each party's rights and obligations with respect to payments and refunds of taxes attributable to periods beginning prior to and including the date of completion of HMSV's initial public offering in October 1999. The tax indemnity agreement provides for payments between the two companies for certain tax adjustments made after the initial public offering. HMSV is required to pay MEHC the amount of taxes attributable to the business and operations of HMSV and its subsidiaries for any taxable year or period ending on or before the closing of the initial public offering, and MEHC is required to pay HMSV the amount of tax benefits, including refunds, attributable to the business and operations of HMSV and its subsidiaries for any taxable year or period ending on or before the closing of the initial public offering, and MEHC is required to pay HMSV the amount of tax benefits, including refunds, attributable to the business and operations of HMSV and its subsidiaries for any taxable year or period ending on or before the closing of the initial public offering. For purposes of calculating the payments required to be made, the indemnity agreement requires MEHC to compute its tax liability as if MEHC and HMSV were two separate tax group filers and as if they were both one consolidated tax group. If MEHC's tax liability as one consolidated group was greater than its tax liability if it were to file separately from HMSV, then HMSV would be required under the tax indemnity agreement to pay the difference to MEHC. If, however, its tax liability as one consolidated group was less than its tax liability if it were to file separately from HMSV, then MEHC would be required to pay the difference to HMSV. According to HMSV's Proxy Statement, dated April 16, 2001, for the annual meeting of its stockholders in 2001, HMSV was unable to estimate at that time the amount of tax liability that it may be required to pay to MEHC or the amount of tax benefit that it may be entitled to receive from MEHC under the actual terms of the tax indemnity agreement.


     Equity Ownership. The directors and executive officers of MEHC collectively hold 77,000 Shares and options to purchase 230,000 Shares. See "SPECIAL FACTORS -- Section 9 -- Beneficial Ownership of Common Stock by Certain Persons."

                                THE TENDER OFFER


1.   TERMS OF THE OFFER; EXPIRATION DATE

     Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment, and will pay for, all Shares validly tendered prior to the Expiration Date (as hereinafter defined) and not properly withdrawn as permitted by "THE TENDER OFFER -- Section 4 -- Withdrawal Rights." The term "Expiration Date" means 12:00 midnight, New York City time, on September 24, 2001, unless and until Purchaser shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE OFFER PRICE FOR SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, SATISFACTION OF THE MINIMUM CONDITIONS AND CERTAIN OTHER CONDITIONS. SEE "THE TENDER OFFER --
SECTION 12 -- CERTAIN CONDITIONS TO THE OFFER."

     THE OFFER IS NOT CONDITIONED UPON THE AVAILABILITY OF FINANCING OR ON THE APPROVAL OR RECOMMENDATION OF THE BOARD OR ANY COMMITTEE THEREOF.

     Purchaser may (but shall not be obligated to) waive any or all of the conditions to its obligation to purchase Shares pursuant to the Offer prior to the Expiration Date. If by the initial Expiration Date or any subsequent Expiration Date any or all of the conditions to the Offer have not been satisfied or waived, Purchaser may elect to (1) terminate the Offer and return all tendered Shares to tendering stockholders, (2) waive all of the unsatisfied conditions and, subject to any required extension, purchase all Shares validly tendered by the Expiration Date and not properly withdrawn or (3) extend the Offer and, subject to the right of stockholders to withdraw Shares until the new Expiration Date, retain the Shares that have been tendered until the expiration of the Offer as extended. Purchaser acknowledges that (1) Rule 14e-1(c) under the Exchange Act requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (2) Purchaser may not delay acceptance for payment of, or payment for, any Shares upon the occurrence of any of the conditions specified in "THE TENDER OFFER -- Section 12 -- Certain Conditions to the Offer" without extending the period of time during which the Offer is open.

     Purchaser may (but shall not be obligated to), at any time or from time to time in its sole discretion, extend the Offer beyond the initial Expiration Date for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by applicable law. The Purchaser does not presently intend to provide a subsequent offering period following the expiration of the Offer on the Expiration Date pursuant to Rule 14d-11 of the Exchange Act.

     Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 13e-3(e), l4d-4(c), 14d-6(d) and 14e-l under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to PR Newswire.

     If Purchaser is delayed in its payment for the Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in "THE TENDER OFFER -- Section 4 -- Withdrawal Rights." However, the ability of Purchaser to delay the payment for Shares which

Purchaser has accepted for payment is limited by Rule 14d-1(c) under the Exchange Act, which requires that the bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer.

     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 13e-3(e), 14d-4(c), l4d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the SEC has stated its views that an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five (5) business days from the date a material change is first published or sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of ten (10) business days may be required to allow for adequate dissemination to stockholders and investor response. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. If, prior to the Expiration Date, Purchaser increases the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer whether or not such Shares were tendered prior to such increase.

     This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on HMSV's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies, and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.


2.   ACCEPTANCE FOR PAYMENT OF AND PAYMENT FOR SHARES

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, all Shares validly tendered prior to the Expiration Date and not properly withdrawn, as soon as legally permissible after the Expiration Date.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) the certificates evidencing such Shares (the "Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company ("DTC") pursuant to the procedures set forth in "THE TENDER OFFER -- Section 3 -- Procedures for Tendering Shares," (2) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal and (3) any other documents required by the Letter of Transmittal.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary, agent for the tendering stockholders, of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE OFFER PRICE FOR SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Certificates are submitted evidencing more Shares than are tendered, Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at DTC pursuant to the procedure set forth in "THE TENDER OFFER -- Section 3 -- Procedures for Tendering Shares," such Shares will be credited to an account maintained at DTC), as promptly as practicable following the expiration or termination of the Offer.

     If, on or prior to the Expiration Date, Purchaser shall increase the consideration offered to any holders of Shares pursuant to the Offer, such increased consideration shall be paid to all holders of Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered, accepted for payment or paid for prior to such increase in consideration.


3.   PROCEDURES FOR TENDERING SHARES

     Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (1) the Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case on or prior to the Expiration Date or (2) the tendering stockholder must comply with the guaranteed delivery procedures described below. No alternative, conditional or contingent tenders will be accepted. The term "Agent's Message" means a message, transmitted by electronic means to, and received by, the Depositary and forming a part of a Book-Entry Confirmation which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC's system may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary's account in accordance with DTC's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to or on the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"), except in cases where Shares are tendered (1) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (2) for the account of an Eligible Institution. If a Certificate is registered in the name of a person other than the signatory of the Letter of Transmittal (or a facsimile thereof), or if payment is to be made, or a Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Certificate, with the signature(s) on such Certificate or stock powers guaranteed by an Eligible Institution. If the Letter of Transmittal or stock powers are signed or any Certificate is endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by Purchaser, proper evidence satisfactory to Purchaser of their authority to so act must be submitted. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and the Certificates evidencing such stockholder's Shares are not immediately available or such stockholder cannot deliver the Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

     (a) such tender is made by or through an Eligible Institution;

     (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

     (c) the Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in connection with a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three NASDAQ trading days after the date of execution of such Notice of Guaranteed Delivery. A "NASDAQ trading day" is any day on which the NASDAQ National Market is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

     THE METHOD OF DELIVERY OF CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer or any defect or irregularity in the tender of any particular Shares or any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders, and Purchaser's interpretation of the terms and conditions of the Offer will be final and binding on all persons. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Purchaser. NONE OF PURCHASER, MEHC, THE DEPOSITARY, THE INFORMATION AGENT OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN TENDERS OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION.

     Other Requirements. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of HMSV's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

     The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

     Backup Withholding. Under the "backup withholding" provisions of United States federal income tax law, the Depositary may be required to withhold the required amount (currently 30.5%) of the amount of payments made to certain stockholders of the Offer Price of Shares purchased pursuant to the Offer or payments in connection with the Merger. To prevent backup withholding, each stockholder must provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") and certify that such stockholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal. If a stockholder does not provide its correct TIN or fails to provide the certification described above, the Internal Revenue Service may impose a penalty on the stockholder and payment of cash to the stockholder pursuant to the Offer may be subject to backup withholding. If backup withholding results in an overpayment of tax, a refund may be obtained from the Internal Revenue Service. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Foreign stockholders should generally complete and sign a Form W-8 Certificate of Foreign Status (a copy of which may be obtained from the Depositary) in order to avoid backup withholding. Each holder of Shares should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption. See the Letter of Transmittal.


4.   WITHDRAWAL RIGHTS

     Tenders of the Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after October 26, 2001. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares, or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this "THE TENDER OFFER -- Section 4 -- Withdrawal Rights." Any such delay will be accompanied by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Certificates, the serial numbers shown on such Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in "THE TENDER OFFER -- Section 3 -- Procedures for Tendering Shares," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares or must otherwise comply with DTC's procedures.

     Withdrawals of tenders of Shares may not be rescinded, and Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following the procedures described in "THE TENDER OFFER -- Section 3 -- Procedures for Tendering Shares" at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. NONE OF PURCHASER, MEHC, THE DEPOSITARY, THE INFORMATION AGENT OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN ANY NOTICE OF WITHDRAWAL OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION.


5.   CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain United States federal income tax consequences of the Offer and the Merger. This discussion is for general information only and does not address all aspects of United States federal income taxation that may be relevant to a stockholder who tenders Shares pursuant to the Offer or whose shares are converted to cash pursuant to the Merger (including pursuant to the exercise of appraisal rights). The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations issued thereunder, and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. The discussion applies only to stockholders in whose hands the Shares are capital assets -- generally property held for investment -- and may not apply to stockholders who received their Shares pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of stockholders (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions or broker-dealers) who may be subject to special rules under the United States federal income tax laws. This discussion does not discuss the United States federal income tax consequences to a stockholder who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any state, local or foreign income or other tax laws.

     Because individual circumstances may differ, each stockholder tendering Shares pursuant to the Offer or whose shares are converted to cash pursuant to the Merger (including pursuant to the exercise of appraisal rights) should consult his own tax advisor to determine the particular tax effects of the Offer to such stockholder, including the application and effect of state, local or foreign income or other tax laws, changes in applicable tax laws, and any pending or proposed legislation.

     The receipt of cash for Shares pursuant to the Offer or the Merger (including pursuant to the exercise of appraisal rights) will be a taxable transaction for United States federal income tax purposes. In general, a stockholder will recognize gain or loss equal to the difference between (i) the amount of cash received and (ii) the stockholder's adjusted tax basis in the Shares sold pursuant to the Offer. Gain or loss must be determined separately for each block of Shares (i.e. Shares acquired at the same cost in a single transaction) sold pursuant to the Offer. Such gain or loss will be long-term capital gain or loss if the holding period for the Shares exceeds one year at the time of the sale (or, if applicable, the date of the Merger). Long-term capital gains derived by individuals are eligible for reduced rates of taxation (generally, 20% under current law), while short-term capital gains are taxed at the same rate as ordinary income (currently, a 39.1% maximum rate). The deductibility of capital losses is restricted and, in general, may only be used to reduce capital gains to the extent thereof. However, taxpayers who are individuals may generally deduct annually $3,000 of capital losses in excess of their capital gains.

6.   PRICE RANGE OF SHARES; DIVIDENDS

     The Shares are quoted and principally traded on the NASDAQ National Market under the symbol "HMSV." The following table sets forth, for the quarters indicated, the high and low sales prices per Share on the NASDAQ National Market as reported by published financial sources:


                                                         HIGH            LOW
                                                     ------------   ------------
1999:
 Fourth Quarter (from October 8, 1999) ...........    $   16.50      $  14.50
2000:
 First Quarter ...................................        15.25          8.50
 Second Quarter ..................................       11.625          8.00
 Third Quarter ...................................       11.625       11.0625
 Fourth Quarter ..................................        11.75         10.00
2001:
 First Quarter ...................................        13.00         11.00
 Second Quarter ..................................        13.20          9.71
 Third Quarter (through August 22, 2001) .........        14.35         10.05


     According to published sources, on August 21, 2001, the last day prior to the public announcement of the Offer by MEHC, the closing price per Share as reported on the NASDAQ National Market was $12.25 and, on August 22, 2001, the date of the public announcement of the Offer by MEHC, the closing price per Share as reported on the NASDAQ National Market was $12.79.

     STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE
SHARES.

     According to HMSV's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (the "Form 10-K"), HMSV did not pay any cash dividends on its common stock during 2000, 1999 and 1998, and its present policy is to reinvest earnings in HMSV and pay no dividends on its common stock.


7.   CERTAIN INFORMATION CONCERNING HMSV

     Except as otherwise set forth herein, the information concerning HMSV contained in this Offer to Purchase, including financial information, has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. Neither MEHC nor Purchaser assumes any responsibility for the accuracy or completeness of the information concerning HMSV contained in such documents and records or for any failure by HMSV to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to MEHC and Purchaser.

     HomeServices.Com Inc., was incorporated in 1999 under the laws of Delaware. Its principal executive offices are located at 6800 France Avenue South, Suite 600, Edina, Minnesota 55435 and its telephone number is (952) 928-5900. HMSV is a real estate brokerage firm. In addition to providing traditional residential real estate brokerage services, HMSV cross sells to its existing real estate customers preclosing services, such as mortgage origination and title services, including title insurance, title search, escrow and other closing administrative services, and assists in securing other preclosing and postclosing services provided by third parties, such as home warranty, home inspection, home security, property and casualty insurance, hook up of utilities and related services, home maintenance, repair and remodeling. HMSV currently operates primarily under the Edina Realty Home Services, Iowa Realty, J.D. Reece, J.C. Nichols Residential, CBSHOME Real Estate, Paul Semonin Realtors, Carol Jones Realty, First Realty/GMAC, Long Realty Company and Champion Realty Inc. brand names in the following twelve states: Minnesota, Iowa, Arizona, Kansas, Missouri, Kentucky, Nebraska, Wisconsin, Indiana, Maryland, North Dakota and South Dakota. HMSV's major markets consist of the following metropolitan areas: Minneapolis and St. Paul, Minnesota; Des Moines, Iowa; Omaha, Nebraska; Kansas City, Kansas; Louisville and Lexington, Kentucky; Springfield, Missouri; Tucson, Arizona; and Annapolis, Maryland. HMSV has an average operating history of nearly 50 years in its major markets.

     ALTHOUGH NEITHER MEHC NOR THE PURCHASER HAS ANY KNOWLEDGE THAT ANY SUCH INFORMATION IS UNTRUE, NEITHER MEHC NOR THE PURCHASER TAKES ANY RESPONSIBILITY FOR THE ACCURACY OR COMPLETENESS OF INFORMATION CONTAINED IN THIS OFFER TO PURCHASE WITH RESPECT TO HMSV OR ANY OF ITS SUBSIDIARIES OR AFFILIATES (OTHER THAN MEHC AND PURCHASER AND THEIR RESPECTIVE DIRECTORS, EXECUTIVE OFFICERS AND CONTROLLING PERSONS) OR FOR ANY FAILURE BY HMSV TO DISCLOSE EVENTS WHICH MAY HAVE OCCURRED OR MAY EFFECT THE SIGNIFICANCE OR ACCURACY OF ANY SUCH INFORMATION.

     Financial Information. Financial information relating to HMSV, including audited financial statements, is contained in the Form 10-K which is incorporated herein by reference. Additional financial and other information is included in the Form 10-K, HMSV's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2001 and June 30, 2001 and other documents filed by HMSV with the SEC. Based on the financial information in such publicly filed documents, HMSV's book value per basic Share as of June 30, 2001 was $9.92.

     The Shares are registered under the Exchange Act. HMSV is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning HMSV's directors and officers, their remuneration, stock options granted to them, the principal holders of HMSV's securities and any material interest of such persons in transactions with HMSV is required to be disclosed in proxy statements distributed to HMSV's stockholders and filed with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. HMSV's filings are also available to the public on the SEC Internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the SEC's customary fees. Certain reports and other information concerning HMSV may also be inspected at the offices of the NASDAQ National Market.


8.   CERTAIN INFORMATION CONCERNING MEHC AND PURCHASER

     MEHC. MEHC is a United States-based privately owned global energy company with publicly traded fixed income securities that generates, distributes and supplies energy utilities, government entities, retail customers and other customers located throughout the world. MEHC is an Iowa corporation.

     Purchaser. Purchaser is a Delaware corporation and a wholly owned subsidiary of MEHC. Purchaser was formed solely for the purpose of effecting the Offer and the Merger and has not engaged in any business except in furtherance thereof.

     The principal executive offices of MEHC and Purchaser are located at 666 Grand Avenue, Des Moines, Iowa 50309 and their telephone number is (515) 242-4300. The name, business address, citizenship, present principal employment or occupation and five-year employment history of each of the executive officers and directors of each of MEHC and Purchaser are listed on Schedule I hereto.

     Financial Information. Financial information relating to MEHC including the audited financial statements is contained in MEHC's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 which is incorporated herein by reference. Additional financial and other information is included in that Form 10-K, MEHC's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2001 and June 30, 2001 and other documents filed by MEHC with the SEC. Such reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago,

Illinois 60661. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. MEHC's filings are also available to the public on the SEC Internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the SEC's customary fees.

     Except as described in this Offer to Purchase, (1) none of MEHC, Purchaser, nor, to the best knowledge of MEHC and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of MEHC or Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (2) none of MEHC, Purchaser, nor, to the best knowledge of Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

     Except as otherwise described in this Offer to Purchase, neither Purchaser, nor, to the best knowledge of Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of HMSV, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guaranties against loss, guaranties of profits, division of profits or loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, neither Purchaser, nor, to the best knowledge of Purchaser, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with HMSV or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions among MEHC, Purchaser, or any of their subsidiaries or, to the best knowledge of Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and HMSV or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. During the last five years, none of the persons listed in Schedule I to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or
(ii) was a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.


9.   SOURCE AND AMOUNT OF FUNDS

     The total amount of funds required by Purchaser to consummate the Offer and to pay related fees and expenses is estimated to be approximately $28.5 million. Purchaser will obtain all of such funds from MEHC which will use cash on hand and draw down a portion of its existing line of credit. MEHC anticipates drawing down a portion of its existing line of credit under a Credit Agreement, dated June 25, 2001, among MEHC, as the borrower thereunder, banks and other financial institutions party thereto, Credit Suisse First Boston, as administrative agent, Commerzbank AG, New York Branch, as syndication agent, and Bank One, N.A., as documentation agent. The agreement, under which Credit Suisse First Boston serves as lead arranger and book manager and Commerzbank AG, New York Branch, serves as co-arranger, provides MEHC with an unsecured $150 million revolving facility expiring on June 24, 2002. The facility carries a stated interest rate of LIBOR plus 1.25%, and the average weighted applicable interest rate at August 15, 2001 was 4.75%. The Offer and the Merger are not conditioned upon any financing arrangements.


10.  CERTAIN EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES

     The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. According to the Form 10-K, as of March 23, 2001, there were approximately 214 stockholders of record.

     Stock Market Requirements. Depending upon the number of Shares purchased pursuant to the Offer, the aggregate market value of any Shares not purchased pursuant to the Offer and the number of stockholders remaining after the Offer, the Shares may no longer meet the requirements of the NASDAQ National Market for continued inclusion on the NASDAQ National Market, which requires that an issuer meet certain thresholds, including minimum requirements related to the number of publicly held shares, size of the public "float," the number of round lot holders, the number of market makers and the bid price.

     If the NASDAQ National Market were to cease to publish quotations for the Shares, it is possible that the Shares would continue to trade in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or lesser than the Offer Price.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of HMSV to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by HMSV to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to HMSV, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) and the requirements of Rule 13e-3 with respect to "going private" transactions. Furthermore, the ability of "affiliates" of HMSV and persons holding "restricted securities" of HMSV to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act may be impaired or eliminated.

     IF THE NASDAQ NATIONAL MARKET LISTING AND THE EXCHANGE ACT REGISTRATION OF THE SHARES ARE NOT TERMINATED AFTER CONSUMMATION OF THE OFFER AND PRIOR TO THE MERGER, THEN THE LISTING OF THE SHARES ON THE NASDAQ NATIONAL MARKET AND THE REGISTRATION OF THE SHARES UNDER THE EXCHANGE ACT WILL BE TERMINATED FOLLOWING THE CONSUMMATION OF THE MERGER (IF ANY).

     Increased Interest in Stockholders' Equity and Net Income of HMSV. In the event that the Offer is consummated, the interest of MEHC in the stockholders' equity and net income of HMSV, in terms of both percentages and dollar amounts, will increase in direct proportion to the increase in the percentage of outstanding Shares owned directly or indirectly by MEHC resulting from the Share acquisitions pursuant to the Offer. If all of the outstanding Shares are purchased pursuant to the Offer, immediately after the consummation of the Offer, MEHC's beneficial interest in the stockholders' equity and net income of HMSV at December 31, 2000, as reflected in the Form 10-K would have increased to 100%, or to approximately $80.6 million and approximately $15.8 million, respectively. If all of the outstanding Shares are purchased pursuant to the Offer, immediately after the consummation of the Offer, Purchaser's and MEHC's beneficial interest in the stockholders' equity and net income of HMSV at December 31, 1999, as reflected in the Form 10-K would have increased to 100%, or to approximately $82.4 million and approximately $7.7 million, respectively. See "THE TENDER OFFER -- Section 7 -- Certain Information Concerning HMSV" and "-- Section 8 -- Certain Information Concerning MEHC and Purchaser."

     Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System, which status had the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve System and therefore could no longer be used as collateral for loans made by brokers.

11.  FEES AND EXPENSES

     Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

     Purchaser has retained MacKenzie Partners, Inc. as the Information Agent, and Computershare Trust Company of New York as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, facsimile, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.

     As compensation for acting as Information Agent in connection with the Offer, MacKenzie Partners, Inc. will receive reasonable and customary compensation for its services and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

     Purchaser will pay the Depositary reasonable and customary compensation for their services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

     HMSV, as the subject company, will be responsible for paying all expenses related to its role in the Offer.

     The following table presents the estimated fees and expenses to be incurred by Purchaser in connection with the Offer and the Merger:


                Legal Fees .....................    $275,000
                Depositary .....................    $ 15,000
                Printing and Mailing ...........    $ 30,000
                Information Agent Fees .........    $ 10,000
                Miscellaneous ..................    $ 15,000
                                                    --------
                  Total ..........................  $345,000
                                                    ========


12.  CERTAIN CONDITIONS TO THE OFFER

     The Offer is subject to the satisfaction of the Minimum Conditions. The 90% Condition requires that at least that number of Shares that would, when aggregated with the Shares owned by Purchaser and MEHC, represent at least 90% of all Shares then outstanding must have been validly tendered and not withdrawn prior to the Expiration Date. The Public Stockholder Condition requires at least that number of Shares must have been validly tendered and not withdrawn prior to the Expiration Date that represent at least a majority of the total number of all Shares outstanding on such date that are not held by MEHC, its affiliates and the directors and executive officers of HMSV.

     Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Offer at any time in its sole discretion, Purchaser shall not be required to accept for payment, or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate the Offer and not accept for payment any tendered Shares, (1) if the Minimum Conditions have not been satisfied, or (2) if, at any time before the time of acceptance of shares for payment pursuant to the Offer, any of the events listed in paragraphs (a) --
(h) below shall occur or exist:

     (a) there shall have been threatened, instituted or be pending any action, proceeding, application, claim or counterclaim by any government or governmental authority or agency, domestic or foreign, or by any other person, domestic or foreign, before any court or governmental regulatory or administrative agency, authority or tribunal, domestic or foreign, (i) challenging the acquisition by MEHC or Purchaser of the Shares, seeking to restrain or prohibit the making or consummation of the Offer or the Merger; (ii) seeking to obtain from MEHC or Purchaser any damages, fines or legal sanctions relating to the Offer or the Merger; (iii) seeking to prohibit or limit the ownership or operation by MEHC or Purchaser or any of their affiliates of any portion of the business or assets of HMSV or to compel MEHC or Purchaser or any of their affiliates to dispose of or hold separate all or any portion of the business or assets of HMSV or of Purchaser or seeking to impose any limitation on the ability of MEHC or Purchaser or any of their affiliates to conduct such business or own such assets; (iv) seeking to impose or confirm limitations on the ability of MEHC or Purchaser or any of their affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by MEHC or Purchaser or any of their affiliates on all matters properly presented to the HMSV's stockholders;
(v) seeking to require divestiture by MEHC or Purchaser or any of their affiliates of any Shares; or (vi) which would otherwise in the sole judgment of Purchaser or MEHC, materially adversely affect HMSV or adversely affect the benefits which Purchaser or MEHC expects to derive from the successful completion of the Offer and/or the Merger;

     (b) there shall be any statute, rule, regulation, legislation, interpretation, judgment, order or injunction proposed, enacted, promulgated, entered, enforced, issued or deemed applicable to the Offer, the Merger, or other similar business combination by Purchaser or any affiliate of MEHC with HMSV, or any other action shall have been taken by any government, governmental authority or agency or court with respect to a proceeding described in paragraph (a) above, domestic or foreign, that has, or, in MEHC's sole discretion, could be expected to result in, any of the consequences referred to in paragraph (a) above;

     (c) any approval, permit, authorization, favorable review or consent of any court or governmental entity shall not have been obtained on terms satisfactory to Purchaser in its sole discretion or Purchaser is advised, or otherwise has reason to believe, that any such approval, permit, authorization, review or consent will be denied or substantially delayed, or will not be given other than upon terms or conditions that would, in Purchaser's sole judgment, make it impracticable to proceed with the Offer;

     (d) there shall have occurred or been threatened (i) any general suspension of trading in, or limitation on prices for, securities on the NASDAQ National Market, any other national securities exchange or in the over-the-counter market in the United States; (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory); (iii) any extraordinary or material adverse change in the financial markets or major stock exchange indices in the United States or abroad or in the market price of Shares; (iv) any material change in United States currency exchange rates or any other currency exchange rates or a suspension of, or limitation on, the markets therefor; (v) any limitation (whether or not mandatory) by any United States or foreign governmental authority on the extension of credit by banks or other financial institutions;
(vi) the commencement of a war or armed hostilities or other international calamity directly or indirectly involving the United States; or (vii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

     (e) any change shall have occurred or been threatened (or any condition, event or development shall have occurred or been threatened involving a prospective change) in the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of HMSV that, in the sole judgment of MEHC, is or may be materially adverse to HMSV or to the value of the Shares to Purchaser, MEHC or any other affiliate of MEHC or Purchaser, or MEHC shall have become aware of any facts that, in the sole judgment of MEHC, have or may have material adverse significance with respect to either the value of HMSV or the value of the Shares to Purchaser, or any other affiliate of MEHC;

     (f) unless MEHC shall have consented in writing, HMSV shall have (i) split, combined or otherwise changed, or authorized or proposed a split, combination or other change of, the Shares or its capitalization; (ii) issued, distributed, pledged or sold, or authorized, proposed or announced the issuance, distribution, pledge or sale of (A) any shares of capital stock (including, without limitation, the Shares), or securities convertible into any such Shares, or any rights, warrants or options to acquire any such Shares or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for Shares; (iii) purchased or otherwise acquired or caused a reduction in the number of, or proposed or offered to purchase or otherwise acquire or cause a reduction in the number of, any outstanding Shares or other securities of HMSV; (iv) declared or paid any dividend or distribution on any shares of capital stock or issued, or authorized, recommended or proposed the issuance of, any other distribution in respect of the Shares, whether payable in cash, securities or other property, or altered or proposed to alter any material term of any outstanding security; (v) issued, or announced its intention to issue, any debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities, or incurred, or announced its intention to incur, any debt other than the ordinary course of business and consistent with its past practice; (vi) authorized, recommended, proposed or publicly announced its intention to enter into (A) any merger, consolidation, liquidation, dissolution, business combination, acquisition of assets or securities or disposition of assets or securities other than in the ordinary course of business, (B) any material change in its capitalization, (C) any release or relinquishment of any material contract rights, or (D) any comparable event not in the ordinary course of business; (vii) authorized, recommended or proposed or announced its intention to authorize, recommend or propose any transaction which could adversely affect the value of the Shares;
(viii) proposed, adopted or authorized any amendment to its Certificate of Incorporation or Bylaws or similar organizational documents or Purchaser or MEHC shall have learned about any such proposal or amendment which shall not have been previously disclosed; (ix) entered into any new material contracts or canceled or substantially changed the terms of any existing material contracts; or (x) agreed in writing or otherwise to take any of the foregoing actions;

     (g) HMSV shall have (i) entered into any employment, severance or similar agreement, arrangement or plan with any of its employees other than in the ordinary course of business; (ii) entered into or amended any agreements, arrangements or plans so as to provide for increased or accelerated benefits to any employee as a result of or in connection with the transactions contemplated by the Offer, the Merger or other business combination; or (iii) except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(2) of the Employee Retirement and Income Security Act of 1974, as amended) of HMSV, or Purchaser or MEHC shall have become aware of any such action that was not disclosed in publicly available filings prior to the date of this Offer to Purchase; or

     (h) MEHC, Purchaser or another affiliate of MEHC and HMSV shall have entered into an agreement that the Offer be terminated or amended or MEHC, Purchaser or another affiliate of MEHC shall have entered into an agreement with HMSV providing for a merger or other business combination with HMSV.

     The foregoing conditions are for the sole benefit of Purchaser and MEHC and may be asserted or may be waived by MEHC or Purchaser, in whole or in part at any time and from time to time prior to the expiration of the Offer in the good faith judgment of MEHC or Purchaser. The failure by MEHC or Purchaser at any time to exercise any such rights shall not be deemed a waiver of any right and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.


13.  CERTAIN LEGAL MATTERS

     General. Except as described in this Section 13, neither Purchaser nor MEHC is aware of any approval or other action by any governmental, administrative or regulatory agency or authority or public body, domestic or foreign, that would be required for the Offer, the Merger or ownership of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought, but Purchaser has no current intention to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject, however, to Purchaser's right to decline to purchase Shares if any of the conditions specified in "THE TENDER OFFER -- Section 12 -- Certain Conditions to the Offer" shall have occurred. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to HMSV's business or that certain parts of HMSV's business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action, any of which could cause Purchaser to decline to accept for payment or pay for any Shares tendered. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to the conditions, including conditions relating to legal matters discussed under this heading entitled "THE TENDER OFFER -- Section 13 -- Certain Legal Matters."

     State Takeover Laws. A number of states (including Delaware, where HMSV is incorporated) have adopted laws and regulations that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. MEHC and Purchaser believe that the takeover laws of Delaware will not affect the Offer and the Merger due to the nature of MEHC's existing ownership interest in HMSV. To the extent that certain provisions of takeover statutes in states other than Delaware purport to apply to the Offer or the Merger, MEHC and Purchaser believe that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce.

     In 1982, in EDGAR v. MITE CORP., the Supreme Court of the United States (the "Supreme Court") invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made certain corporate acquisitions more difficult. However, in 1987, in CTS CORP.
v. DYNAMICS CORP. OF AMERICA, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there. Subsequently, a number of federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

     Neither MEHC nor Purchaser has attempted to comply with any state takeover statutes in connection with the Offer or the Merger and believes none of such laws to be applicable to the Offer or the Merger. MEHC and Purchaser reserve the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state antitakeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, MEHC and Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or may be delayed in consummating the Offer. In such case, Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered pursuant to the Offer.

     Appraisal Rights. Holders of the Shares do not have appraisal rights as a result of the Offer. However if the Merger is consummated, holders of the Shares in connection with the Merger will have certain rights pursuant to the provisions of Section 262 to dissent and demand appraisal of their Shares. Under Section 262, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger. See "SPECIAL FACTORS -- Section 8 -- Appraisal Rights in the Merger" and Annex A to this Offer to Purchase.

     Going Private Transactions. The Offer constitutes a "going private" transaction under Rule 13e-3 of the Exchange Act. Consequently, Purchaser and MEHC have filed with the SEC a Schedule 13E-3 Transaction Statement on Schedule TO, together with exhibits, in addition to filing with the SEC a Tender Offer Statement on Schedule TO (together, the "Schedule TO"). Pursuant to Rule 13e-3, this Offer to Purchase contains information relating to, among other matters, the fairness of the Offer to HMSV's stockholders.

     Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice and certain waiting period requirements have been satisfied. Because a majority of the Shares are presently owned by MEHC, we believe that the HSR Act is not applicable.


     Legal Proceedings. Neither MEHC nor Purchaser is aware of any pending or overtly threatened legal proceedings which would affect the Offer or the Merger. If any such matters were to arise, Purchaser could decline to accept for payment or pay for any Shares tendered in the Offer. See "THE TENDER OFFER -- Section 12 -- Certain Conditions to the Offer."


14.  MISCELLANEOUS


     The Offer is being made to all holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance for payment of Shares tendered pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.


     Purchaser may assign its rights under this Offer to Purchase to a wholly owned subsidiary which agrees to assume its obligations hereunder, provided, however, that Purchaser shall continue to remain liable for all of its obligations hereunder.


     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF MEHC OR PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.


     Purchaser and MEHC have filed with the SEC the Schedule TO, together with all exhibits thereto, pursuant to Regulation M-A under the Exchange Act, furnishing certain additional information with respect to the Offer. Such Schedule TO and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the SEC in the manner set forth in "THE TENDER OFFER -- Section 7 -- Certain Information Concerning HMSV" (except that they will not be available at the regional offices of the SEC).



                                        HMSV Acquisition Corp.



August 27, 2001

                                                                     SCHEDULE I


               INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
                         OFFICERS OF MEHC AND PURCHASER


1. DIRECTORS AND EXECUTIVE OFFICERS OF MEHC


       Set forth in the table below are the name and the present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each director and executive officer of MEHC. Unless otherwise indicated, each person identified below is a United States citizen. The principal business address of MEHC and, unless otherwise indicated, the business address of each person identified below is 666 Grand Avenue, Des Moines, Iowa 50309.

                                                       PRESENT PRINCIPAL OCCUPATION OR
                                                      EMPLOYMENT AND MATERIAL POSITIONS
NAME AND ADDRESS                                       HELD DURING THE PAST FIVE YEARS
--------------------------------------  ------------------------------------------------------------
     David L. Sokol                     Mr. Sokol is MEHC's Chairman of the Board and Chief
     302 South 36th Street              Executive Officer. He has been Chief Executive Officer
     Suite 400                          since April 19, 1993 and served as President of MEHC
     Omaha, NE 68131                    from April 19, 1993 until January 21, 1995. He has been
                                        Chairman of the Board since May 1994 and has been a
                                        current director since March 1991. Formerly, among other
                                        positions held in the independent power industry, Mr.
                                        Sokol served as President and Chief Executive Officer of
                                        Kiewit Energy, a wholly owned subsidiary of Peter Kiewit
                                        Sons', Inc. and Ogden Projects, Inc. Mr. Sokol is Chairman
                                        of the Board of HMSV. Mr. Sokol also serves as the sole
                                        director, Chief Executive Officer and President of
                                        Purchaser.

     Gregory E. Abel                    Mr. Abel is President, Chief Operating Officer and a
                                        director of MEHC. Mr. Abel joined MEHC in 1992. Mr.
                                        Abel is a Chartered Accountant and from 1984 to 1992, he
                                        was employed by Price Waterhouse. As a manager in the
                                        San Francisco office of Price Waterhouse, he was
                                        responsible for clients in the energy industry. Mr. Abel is a director of HMSV. Mr. Abel is a citizen of Canada.

     Edgar D. Aronson                   Mr. Aronson has been a director of MEHC since 1983. Mr.
     EDACO, Inc.                        Aronson founded EDACO, Inc., a private venture capital
     Suite 512                          company, in 1981 and has been President of EDACO, Inc.
     551 Fifth Avenue                   since that time. Prior to that, Mr. Aronson was Chairman
     New York, NY 10176                 of Dillon, Read International from 1979 to 1981 and a
                                        General Partner in charge of the International Department
                                        of Salomon Brothers Inc. from 1973-1979.

     John K. Boyer                      Mr. Boyer has been a director of MEHC since March 2000.
     Fraser, Stryker, Meusey, Olson,    He has been a partner with Fraser, Stryker, Meusey,
     Boyer & Bloch, P.C.                Olson, Boyer & Bloch, P.C. since 1973.
     500 Energy Plaza
     409 South 17th Street
     Omaha, NE 68102-2663

                                              PRESENT PRINCIPAL OCCUPATION OR
                                             EMPLOYMENT AND MATERIAL POSITIONS
NAME AND ADDRESS                              HELD DURING THE PAST FIVE YEARS
----------------                             ---------------------------------
     Stanley J. Bright                  Mr. Bright is a director of MEHC and was Chairman and
     One River Center Place             Chief Executive Officer of MidAmerican Energy Holdings
     9th Floor                          Company prior to the merger with CalEnergy Company,
     106 East Second Street             Inc. from July 1, 1997 until March 1999. He served as
     Davenport, IA 52801                President and CEO from July 1, 1996 until June 30, 1997
                                        and as President, Office of the CEO, from July 1, 1995
                                        until June 30, 1997. Mr. Bright joined Iowa-Illinois Gas
                                        and Electric Company (a predecessor company) as Vice
                                        President and Chief Financial Officer in 1986, became a
                                        director in 1987, President and Chief Operating Officer in
                                        1990 and Chairman and Chief Executive Officer in 1991.
                                        He is a director of TransAlta Corporation and InfrastruX
                                        Group, Inc. (a subsidiary of Puget Sound Energy Inc.)

     Warren E. Buffett                  Mr. Buffett has been a director of MEHC since
     Berkshire Hathaway Inc.            March 2000. He has been a director of Berkshire Hathaway
     1440 Kiewit Plaza                  Inc. since 1965 and has been its Chairman and Chief
     3555 Farnam Street                 Executive Officer since 1970. Mr. Buffett is a controlling
     Omaha, NE 68131                    person of Berkshire Hathaway Inc. Mr. Buffett is also a
                                        director of The Coca-Cola Company, The Gillette
                                        Company and The Washington Post Company.

     Marc D. Hamburg                    Mr. Hamburg has been a director of MEHC since
     Berkshire Hathaway Inc.            March 2000. He has served as Vice President -- Chief
     1440 Kiewit Plaza                  Financial Officer of Berkshire Hathaway Inc. since
     3555 Farnam Street                 October 1, 1992 and Treasurer since June 1, 1987, his date
     Omaha, NE 68131                    of employment with Berkshire Hathaway Inc.

     Richard R. Jaros                   Mr. Jaros has been a director of MEHC since March 1991.
     1345 Lake Road                     Mr. Jaros served as President and Chief Operating Officer
     Lake Forest, IL 60045              of MEHC from January 8, 1992 to April 19, 1993 and as
                                        Chairman of the Board from April 19, 1993 to May 1994.
                                        Mr. Jaros served as President of Kiewit Diversified Group,
                                        Inc. (now Level 3 Communications, Inc.) from 1996 to
                                        1997 and as Executive Vice President of Peter Kiewit
                                        Sons', Inc. ("PKS") from 1993 to 1997 and as Chief
                                        Financial Officer of PKS from 1995 to 1997. Mr. Jaros
                                        served in various capacities at PKS between 1980 and
                                        1993. Mr. Jaros is a director of Level 3 Communications,
                                        RCN Corporation, Commonwealth Telephone and HMSV.

                                               PRESENT PRINCIPAL OCCUPATION OR
                                              EMPLOYMENT AND MATERIAL POSITIONS
NAME AND ADDRESS                               HELD DURING THE PAST FIVE YEARS
----------------                              --------------------------------
     Walter Scott, Jr.                  Mr. Scott is the Chairman of the Board of Level 3
     1000 Kiewit Plaza                  Communications, Inc., a communications and information
     Omaha, Nebraska 68131              services company that is building the first international
                                        network optimized for Internet protocol technology, a
                                        position he has held since September 1979. Level 3
                                        Communications was formerly known as Peter Kiewit
                                        Sons', Inc., for which, until the spin-off of its construction operations in March 1998, Mr. Scott also served as Chief
                                        Executive Officer. Mr. Scott has been a MEHC director
                                        since June 1991 and served as MEHC's Chairman and
                                        Chief Executive Officer from January 8, 1992 until April 19,
                                        1993. Mr. Scott is also a director of Berkshire Hathaway
                                        Inc., Burlington Resources, Inc., ConAgra, Inc., Valmont
                                        Industries, Inc., Commonwealth Telephone Enterprises,
                                        Inc. and RCN Corporation, a publicly traded company in
                                        which Level 3 Communications holds a majority ownership
                                        interest.

     W. David Scott                     Mr. Scott has been a director of MEHC since March 2000.
     Magnum Resources, Inc.             Mr. Scott formed Magnum Resources, Inc., a commercial
     302 South 36th Street              real estate investment and management company, in
     800 Blackstone Centre              October 1994 and has served as its President and Chief
     Omaha, NE 68131                    Executive Officer since its inception. Mr. Scott has been a director of America First Mortgage Investments, Inc., a
                                        mortgage REIT, since 1998 and is a director of HMSV.

     Patrick J. Goodman                 Mr. Goodman is Senior Vice President & Chief Financial
                                        Officer of MEHC. He joined MEHC in 1995 and served in
                                        various accounting positions including Senior Vice
                                        President and Chief Accounting Officer. Prior to joining
                                        MEHC, Mr. Goodman was a financial manager for
                                        National Indemnity Company and a senior associate at
                                        Coopers & Lybrand. Mr. Goodman is a director of HMSV.

     Douglas L. Anderson                Mr. Anderson has served as Senior Vice President, General
     302 South 36th Street              Counsel and Secretary of MEHC since May 2001. Prior to
     Suite 400                          that, he served as Vice President and Assistant General
     Omaha, NE 68131                    Counsel since 1993. Mr. Anderson also serves as the Vice
                                        President and Secretary of Purchaser.

     Keith D. Hartje                    Mr. Hartje serves as Senior Vice President and Chief
                                        Administrative Officer of MEHC. Mr. Hartje has been
                                        with MEHC and its predecessor companies since 1973. In
                                        that time, he has held a number of positions, including
                                        General Counsel and Corporate Secretary, District Vice
                                        President for southwest Iowa operations and Vice
                                        President, Corporate Communications.

                                           PRESENT PRINCIPAL OCCUPATION OR
                                          EMPLOYMENT AND MATERIAL POSITIONS
NAME AND ADDRESS                           HELD DURING THE PAST FIVE YEARS
----------------                          ---------------------------------
     Ronald W. Stepien                  Mr. Stepien has served as President of MidAmerican
                                        Energy Company, a subsidiary of MEHC, since
                                        November 1, 1998. Prior to that he served as Executive
                                        Vice President from November 1, 1996 to October 31,
                                        1998 and Group Vice President from 1995 to November 1,
                                        1996. Mr. Stepien served as Vice President of Iowa-Illinois
                                        Gas and Electric Company (a predecessor company) from
                                        1990 to 1995.

     P. Eric Connor                     Mr. Connor has served as President and Chief Operating
     Carliol House                      Officer of Northern Electric plc, a subsidiary of MEHC,
     Market Street                      since 1999. Mr. Connor served as Director of Business
     Newcastle upon Tyne                Development from 1997 to 1999 and as Managing Director
     NE1 6NE                            from 1995 to 1997. He joined Northern Electric plc as
     England                            Director of Resources in 1992. Mr. Connor is a British
                                        citizen.

2.   DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER


       Set forth in the table below are the name and the present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each director and executive officer of Purchaser. Unless otherwise indicated, each person identified below is a United States citizen. The principal business address of Purchaser and, unless otherwise indicated, the business address of each person identified below is 666 Grand Avenue, Des Moines, Iowa 50309.


                                           PRESENT PRINCIPAL OCCUPATION OR
                                           EMPLOYMENT AND MATERIAL POSITIONS
     NAME AND ADDRESS                      HELD DURING THE PAST FIVE YEARS
     ----------------                      ---------------------------------
     David L. Sokol                     See Section 1 of this Schedule I.

     Douglas L. Anderson                See Section 1 of this Schedule I.

                                                                        ANNEX A


      EXCERPTS FROM OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE


    TITLE 8. CORPORATIONS SUBCHAPTER IX. MERGER, CONSOLIDATION OR CONVERSION
                          SECTION 262 APPRAISAL RIGHTS

     Set forth below is Section 262 of the General Corporation Law of the State of Delaware regarding appraisal rights, which rights will only be available in connection with the Merger.

     Section 262 Appraisal Rights. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsection (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a non-stock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a non-stock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

         (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

         (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             (a) Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             (b) Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             (c) Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             (d) Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

         (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

         (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

         (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

     Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:


                        The Depositary for the Offer is:
                     COMPUTERSHARE TRUST COMPANY OF NEW YORK

                                   BY OVERNIGHT DELIVERY
      BY HAND DELIVERY TO:           OR EXPRESS MAIL:                BY MAIL:
         Wall Street Plaza           Wall Street Plaza         Wall Street Station
   88 Pine Street, 19th Floor   88 Pine Street, 19th Floor        P.O. Box 1010
        New York, NY 10005          New York, NY 10005       New York, NY 10268-1010

                           BY FACSIMILE TRANSMISSION:
                        (for Eligible Institutions only)
                                 (212) 701-7636

                   CONFIRM RECEIPT OF FACSIMILE BY TELEPHONE:
                                 (212) 701-7624

     Questions or requests for assistance may be directed to the Information Agent at the address and telephone number set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and related materials may be obtained from the Information Agent and will be furnished promptly at Purchaser's expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.


                     The Information Agent for the Offer is:


[GRAPHIC OMITTED]


                            MACKENZIE PARTNERS, INC.
                                156 Fifth Avenue
                            New York, New York 10010
                          (212) 929-5500 (Call Collect)
                                       or
                          CALL TOLL-FREE (800) 322-2885

                       Email: proxy@mackenziepartners.com